UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


ENERGY  EAST  CORPORATION        )
                                 )
       AND                       )              DOCKET  NO.  EC99-___-000
                                 )
CMP  GROUP,  INC.                )



       JOINT APPLICATION OF ENERGY EAST CORPORATION AND CMP GROUP, INC. FOR AUTHORIZATION AND APPROVAL OF THEIR PROPOSED MERGER AND THE RESULTING
                    DISPOSITION OF JURISDICTIONAL FACILITIES


     Energy East Corporation ("Energy East") and CMP Group, Inc. ("CMP Group"), on behalf of their jurisdictional subsidiaries (collectively, "the Applicants"), submit this Joint Application under Section 203 of the Federal Power Act ("FPA") and Part 33 of the Commission's regulations, requesting authorization and approval of the proposed merger between Energy East and CMP Group and the resulting disposition of jurisdictional facilities. The principal jurisdictional subsidiary of Energy East is New York State Electric & Gas Corporation ("NYSEG"), a public utility operating in New York. In addition, Energy East has several jurisdictional subsidiaries that are not traditional public utilities, but which have market-based rate authority from this Commission. The sole jurisdictional, wholly-owned subsidiary of CMP Group is Central Maine Power Company ("Central Maine" or "CMP"), a public utility operating in Maine. The Applicants request that the Commission act expeditiously on this Application and approve the proposed merger without a hearing.

                                       I.
                                  INTRODUCTION

     This Application and the accompanying affidavits and exhibits demonstrate that the proposed merger is consistent with the public interest. The proposed merger will have no adverse impact on competition, rates or regulation. NYSEG and CMP have divested and/or relinquished control over virtually all of their generation assets and purchase power contracts. Thus, both companies are properly viewed as transmission and distribution utilities rather than as traditional, vertically integrated utilities. Each company also has transferred, or committed to transfer, control and operation of its transmission facilities to an Independent System Operator ("ISO")(1) , and each company is today primarily in the business of providing energy delivery services to retail customers. Thus, neither of these utilities has the ability or the incentive to exercise generation or transmission market power.

     Approval of the proposed merger will join two companies with similar management approaches and similar business objectives. The public utility subsidiaries of Energy East and CMP Group, NYSEG and CMP, respectively, operate in comparable service territories and each is subject to state regulatory commissions that have been restructuring utility operations and aggressively pursuing retail competition policies for the past several years. Retail access is available today on NYSEG's electric and gas systems. Retail access will be available on CMP's electric distribution system on March 1, 2000. Both NYSEG and CMP have divested generation assets and, pursuant to state policies, are in the process of implementing retail choice. Both have a strong commitment to customer service and both are focused on the delivery business, rather than commodity sales, as their core lines of business. Approval of the proposed merger will allow the two companies to combine into a larger, financially stronger company that will have the combined resources, experience and talent to focus on providing high quality and cost-efficient energy delivery, products and services to customers in the Northeast. The merger not only will have no anticompetitive effects, but, by creating a stronger transmission and distribution company, it will have pro-competitive effects in the northeast United States.

____________________
1    CMP  has  retained  control  of  its  "non-PTF"  facilities which, for CMP, generally  are  facilities  that  operate  at  a  voltage  of  34.5  kV or less.

                                       II.
                          DESCRIPTION OF THE APPLICANTS

     A.     ENERGY  EAST

     Energy East is an exempt public utility holding company, with its principal office in Stamford, Connecticut. It was formed in 1997 and became the parent of NYSEG on May 1, 1998. Energy East, through its subsidiaries, is an energy delivery, products and services company with operations in New York, Massachusetts, Maine, New Hampshire, Vermont and New Jersey. As a result of the proposed merger with CMP Group, Energy East anticipates that it will become a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").

          1.     NYSEG

     NYSEG is a combination electric and gas utility serving 826,000 electric customers and 244,000 natural gas customers in upstate New York. NYSEG has divested substantially all of its generating assets. It retains certain hydroelectric facilities, non-utility generation ("NUG") contracts and contracts pursuant to which the New York Power Authority ("NYPA") sells power to NYSEG, as well as an 18 percent ownership interest in the Nine Mile Point Unit 2 Nuclear Plant ("NM2").(2)

     After the sale of its interest in NM2, NYSEG will be engaged almost entirely in the transmission and distribution of electricity and the

____________________
2 NYSEG has contracted to sell its 18 percent interest in NM2 to Amergen Inc. Approval of that sale is pending before the New York Public Service Commission. A Section 203 application for authorization to transfer associated jurisdictional facilities is pending before the Commission in Docket No. EC99-98-000.

distribution of natural gas. As of December 31, 1998, NYSEG's electric transmission system consisted of approximately 4,482 circuit miles of line. NYSEG's electric distribution system consisted of 35,967 miles of line. NYSEG, which is a member of the New York Power Pool ("NYPP"), has committed to transfer control of its transmission system to the New York ISO.(3)

     NYSEG  has  received  market-based  rate  authority from the Commission.(4)

          2.     OTHER  JURISDICTIONAL  SUBSIDIARIES

     Energy East has four other subsidiaries that have received market-based rate authority from the Commission, but none of these subsidiaries is a traditional public utility, i.e., none has franchise territories or captive
                               ----
customers.  These  companies  are:  XENERGY,  Inc.,  an  energy  services  and consulting firm; Carthage Energy, LLC ("Carthage"), an exempt wholesale generator ("EWG"); South Glens Falls, LLC ("South Glens Falls"), an EWG; and NYSEG Solutions, Inc., a supplier of electric and natural gas commodity services.(5)XENERGY, Inc., 79 FERC 61,303 (1997); Carthage Energy, LLC, 87 FERC 62,313 (1999); Energy East South Glens Falls, LLC, 86 FERC 61,254
(1999);  and  NYSEG  Solutions,  Inc.,  85  FERC  61,342  (1998).


  Of these four subsidiaries, only Carthage and South Glens Falls operate or control generating capacity (126 MW, collectively).

          3.     SIGNIFICANT  NON-JURISDICTIONAL  SUBSIDIARIES

     Another subsidiary of Energy East, Energy East Enterprises, Inc. ("EE Enterprises") owns natural gas and propane air distribution companies in Vermont, New Hampshire and Maine. One of EE Enterprises ' subsidiaries is CMP Natural Gas, LLC, which is a joint venture with CMP to build a natural gas distribution system in Maine.

     Energy East has reached an agreement to acquire Connecticut Energy Corporation ("Connecticut Energy"), an exempt public utility holding company that owns The Southern Connecticut Gas Company ("Southern Connecticut"). Southern Connecticut is a local gas distribution company serving approximately

____________________
3    Central  Hudson Gas & Electric Corp., et al., 87 FERC   61,135 (1999).  The
New  York  ISO  is  expected  to  begin  operations  on  October  12,  1999.

4    NYSEG  Solutions,  Inc.,  85  FERC   61,342  (1998).

5    XENERGY,  Inc.,  79  FERC   61,303  (1997);  Carthage  Energy, LLC, 87 FERC
62,313  (1999); Energy East South Glens Falls, LLC, 86 FERC   61,254 (1999); and
NYSEG  Solutions,  Inc.,  85  FERC  61,342  (1998).

158,000 customers in Connecticut. The proposed acquisition of Connecticut Energy is subject to the approval of the Connecticut Department of Public Utility Control ("CDPUC") and the Securities and Exchange Commission ("SEC").

     Energy East also has reached an agreement to acquire CTG Resources, Inc. ("CTG Resources"), an exempt public utility holding company that owns Connecticut Natural Gas Corporation ("CNG"). CNG is a local gas distribution company that serves approximately 142,000 customers in Connecticut. It is contemplated that both Connecticut Energy and CTG Resources will become wholly-owned subsidiaries of Energy East. The proposed acquisition is also subject to CDPUC and SEC approval.

     B.     CMP  GROUP

     CMP Group is an exempt public utility holding company headquartered in Augusta, Maine. It became the holding company parent of Central Maine Power on September 1, 1998.

          1.     CMP

     CMP Group's principal subsidiary is CMP, Maine's largest electric utility, which serves approximately 533,000 customers in central and southern Maine. CMP has divested and/or relinquished control over substantially all of its generating assets and purchase power contracts, and now functions as an electric transmission and distribution utility.

     CMP has sold its hydroelectric, fossil and biomass generating assets. While CMP will retain ownership of its nuclear and NUG capacity, it is selling its entitlement to purchase capacity and energy under the NUG contracts, as well as its entitlements in two nuclear power plants (Millstone 3 and Vermont Yankee), and its entitlement in a firm energy contract with Hydro Quebec, pursuant to Maine electric utility restructuring legislation and the Maine

Public Utilities Commission ("MPUC") Rules and Regulations.(6) As of March 1, 2000, CMP will not control any generation resources.

     Also on March 1, 2000, all retail electric consumers in Maine will choose their electric supplier. Since under Maine law, CMP would be able to serve only a limited number of retail customers and would not be the supplier of last resort, CMP has elected not to continue as a retail electric supplier. In the future, CMP will be a "wires" only transmission and distribution utility.

     As of December 31, 1998, CMP's delivery system comprised 2,293 miles of overhead transmission lines, 19,438 pole-miles of distribution lines and 1,434 miles of underground submarine cable. CMP has high-voltage connections with other electric systems at the New Hampshire and New Brunswick borders. CMP is a member of the New England Power Pool ("NEPOOL") and has transferred control over its pool transmission facilities ("PTF") system to ISO New England Inc. ("ISO-NE").(7)

     CMP  has  market-based  rate  authority  from  the  Commission.(8)

          2.     OTHER  JURISDICTIONAL  SUBSIDIARIES

     Maine Electric Power Company, Inc. ("MEPCo") owns and operates a 345-kV transmission interconnection between Wiscasset, Maine and the Maine-New Brunswick international border at Orington, Maine, where its lines connect with the portion of the interconnection constructed in the province of New Brunswick, Canada, by The New Brunswick Power Corporation. CMP owns 78.3% of MEPCo's common stock. The remaining voting stock of MEPCo is owned by two other Maine electric utilities, Bangor Hydro Electric Company and Maine Public Service
Company.  MEPCo  provides  service  over  its  facilities  pursuant  to  a

____________________
6    35-A  M.R.S.A.   3204;  and  Chapt.  307  MPUC  Rules  and  Regulations.

7    New  England  Power  Pool,  79  FERC   61,374  (1997).

8    Central  Maine  Power  Co.,  80  FERC   61,246  (1997).

non-discriminatory open access transmission tariff. Long-term transmission capacity on MEPCo's facilities is fully reserved.

                                      III.
                       DESCRIPTION OF THE PROPOSED MERGER

     The terms of the proposed merger are set forth in the Merger Agreement, which is included in Exhibit H of this Application. The Boards of Directors of Energy East and CMP Group have approved the Merger Agreement. Pursuant to the Merger Agreement, CMP Group is to become a wholly-owned subsidiary of Energy East via a merger of a wholly-owned subsidiary of Energy East ("EE Merger Corp.") with and into CMP Group. With minor exceptions, CMP Group will maintain its current downstream corporate structure.

     The proposed merger will be a stock purchase transaction. Subject to regulatory and shareholder approvals, Energy East will purchase all common shares of CMP Group for $29.50 per share, for a total cash value of $957 million. Energy East also will assume approximately $271 million of CMP Group preferred stock and long-term debt.

     The post-merger company will have total assets of approximately $6.4 billion and will serve approximately 1.6 million electric and gas customers at the retail level.(9) NYSEG and CMP will continue to be headquartered in their existing locations and operate under their existing names. Energy East will establish a new corporate office in Portland, Maine.

                                       IV.
                        THE PROPOSED MERGER IS CONSISTENT
                            WITH THE PUBLIC INTEREST

     Section 203 of the FPA requires the Commission to approve a public utility's disposition of jurisdictional facilities valued in excess of $50,000 if the Commission finds that the proposed disposition is consistent with the

____________________
9    These  statistics  do  not  include  Energy  East's proposed acquisition of
Connecticut  Energy  or  CTG  Resources.

public interest.(10) The Commission has found that a proposed merger between public utility holding companies results in the disposition of downstream jurisdictional facilities when there is a direct or indirect transfer of control over any of those facilities.(11) In the proposed merger, there will be no direct or indirect transfer of control over the jurisdictional facilities of any Energy East subsidiary. The proposed merger between Energy East and CMP Group, however, will involve the indirect transfer of control over the jurisdictional facilities of CMP and MEPCo. Accordingly, the proposed merger invokes the Commission's jurisdiction under Section 203 over the disposition of the jurisdictional facilities of CMP and MEPCo.

     The Commission's approval of a proposed merger under Section 203 requires a finding that the transaction "will be consistent with the public interest."(12) In its Merger Policy Statement, the Commission identified three primary factors for evaluating the public interest standard under Section 203: (1) the effect of the proposed merger on competition; (2) the effect of the proposed merger on rates; and (3) the effect of the proposed merger on regulation.(13) The proposed merger is consistent with the public interest because it satisfies each of the three primary factors identified by the Commission in its Merger Policy Statement. The proposed merger will have no adverse effect on competition, rates or regulation.

____________________
10 16 U.S.C. 824b(a) (1994) ( "No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do soAfter notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.").

11   Enova  Corp.  and  Pacific Enterprises, 79 FERC   61,107, at 61,494 (1997).

12   16  U.S.C.   824b(a)  (1994).

13   Inquiry  Concerning Commission's Merger Policy Under the Federal Power Act:
Policy  Statement,  III  FERC  Stats.  and  Regs.   31,044  at  30,111-12 (1996)
("Merger  Policy  Statement").

A.     THE  PROPOSED  MERGER  WILL  NOT  ADVERSELY  AFFECT  COMPETITION

     Attached to this Application as Attachment A is an affidavit from J. Stephen Henderson, an economist and Vice President of PHB Hagler Bailly. Mr. Henderson reviews the competitive effects of the proposed merger consistent with the guidelines of the Merger Policy Statement and the pending Merger NOPR.(14) Mr. Henderson's analysis reviews both the horizontal and the vertical effects of the proposed merger, and he concludes from his analysis that the proposed merger will have no adverse impact on the competitiveness of electricity markets.

          1.     HORIZONTAL  MARKET  POWER

     Mr. Henderson defines the relevant geographic market for the proposed merger as the combined NYISO and ISO-NE control areas because this is the smallest area that contains a potential horizontal overlap in the electricity generation market.(15) Mr. Henderson defines the relevant product markets as energy and short-term capacity, which he refers to collectively as the "energy product,"(16) and he uses the installed capacity measure to analyze the competitive effects of the proposed merger in the relevant markets.
Specifically, Mr. Henderson analyzes installed capacity market shares and concentration levels in four periods: 1998-1999 Winter; 1999 Summer; 1999-2000 Winter; and 2000 Summer. The first period (1998-1999 Winter) represents a period prior to the Applicants' divestiture activities and prior to the merger. The analysis of this hypothetical past period shows that the Herfindahl Hirschman Index ("HHI") levels and changes in HHIs are below the safe harbor

____________________
14   Revised  Filing Requirements Under Part 33 of the Commission's Regulations,
IV  FERC  Stats.  and  Regs.   32,528  (1998)  ("Merger  NOPR").

15   Henderson  Affidavit  at  12.

16   Id.  at  10.

thresholds identified in the Merger Policy Statement. Thus, a consolidation of the generation assets of the two companies even before they had divested their generation assets would have had an insignificant effect on competition.(17)

     Mr. Henderson's analysis of subsequent time periods indicates that the proposed merger will have no adverse impact on competition. The 1999 Summer period represents a hypothetical current period following consummation of the merger but prior to CMP's divestiture of all generation assets (which will occur no later than March 2000). The HHI screening results of this analysis are still below the safe harbor thresholds.(18) The 1999-2000 Winter period represents a hypothetical interim period between consummation of the merger and CMP's completion of divestiture.(19) The 2000 Summer period is the most representative period for viewing the effects of the proposed merger. Because CMP's divestiture must be completed by March 2000, the merger, for all practical purposes, will not combine generation assets. CMP will not control any generation resources and the merger produces no change in market shares for the Applicants and no change in HHIs.(20) Thus, the proposed merger would have no effect on competition after March 1, 2000.

     Mr. Henderson concludes from his horizontal market power analysis that the proposed merger would have no significant impact on any horizontal electric generation market even during the interim period before CMP completes its divestiture activity.(21)

_____________________
17   Id.  at  14.  (The post-merger HHI for this hypothetical past period is 836 and  the  change  in  HHIs  is  35.)

18   Id.  (The  post-merger  HHI  is  618  and  the  change  in  HHIs  is  31.)

19   Id.  at 15.  This hypothetical period would represent a real situation only if the merger is consummated prior to CMP's completion of divestiture. (The post merger HHI is 529 and the change is HHIs is approximately 28.)

20   Id.  (The  post-merger  HHI  is  513  and  the  change  in  HHIs  is  0.)

21   Id.

          2.     VERTICAL  MARKET  POWER

     In his vertical market power analysis, Mr. Henderson follows the three-step analytical approach described in the Merger NOPR by: (1) describing the relevant product and geographic markets in the upstream and downstream markets;
(2) evaluating the competitive conditions in the upstream market and the effect of the proposed merger; and (3) evaluating the competitive conditions in the downstream market and the effect of the proposed merger.

     Mr. Henderson defines the upstream product market as delivered natural gas, which consists of delivering gas supplies from gas-producing regions and remote storage facilities into the market area. He defines the upstream geographic market as one that coincides with the downstream geographic markets defined in the horizontal market power analysis.(22) Energy East, through its affiliates, operates upstream natural gas local distribution companies ("LDCs") and related natural gas operations in New York and New England, but these businesses do not include any interstate natural gas transportation assets.(23) The electric generating capacity associated with natural gas delivered and sold to generators in New York and New England by Energy East's LDC affiliates totals 1,712 MW. In his vertical market power analysis, Mr. Henderson assigns this capacity to the Applicants.

     Although CMP does not have any upstream natural gas operations, it does participate in a joint venture with Energy East to build a natural gas delivery

______________________
22   Id.  at  19.

23   For  analytical  purposes,  Mr.  Henderson  treats  Connecticut  Energy
Corporation and CTG Resources, Inc. as if they were current subsidiaries of Energy East. Thus, the gas operations of these companies are accounted for in the vertical market power analysis.

system in Maine. The joint venture anticipates serving an 540 MW generator in the Summer of 2000. Mr. Henderson assigns this capacity to the Applicants, as well.(24)

     Mr. Henderson does not conduct a detailed analysis of the competitive conditions in the upstream market for delivered gas in the New York and New England area because his analysis of the competitive conditions in the downstream market demonstrates that there is no concern about raising rivals' costs. Moreover, the merger does not increase the vertical market integration of any market and no downstream generator will become affiliated with its gas transportation provider as a result of the merger.(25) Because CMP will have no downstream generation assets after March 1, 2000 that could potentially benefit from raising the production costs of rival gas-fired generators (even assuming that the Applicants had the ability to raise such costs), Mr. Henderson concludes that there is no possibility that the merger would result in vertical market power that could benefit CMP.(26)

     Mr. Henderson also concludes that the Applicants would be unable to exercise vertical market power to benefit NYSEG in the downstream market, even though his analysis includes a number of very conservative assumptions. For example, he attributes to the Applicants all of the 2,252 MW of downstream generating capacity associated with gas-fired generation or dual-fired

______________________
24   Id. at 22.  Thus, the total amount of rival generating capacity assigned to the  Applicants  is  2,252  MW  (1,712  MW  plus  540  MW).

25 Mr. Henderson notes that the merger will combine the holdings of the LDC segment of the upstream market by an insignificant amount and that the firm transportation rights on interstate natural gas pipelines held by the Applicants' LDC operations are a small portion of the total firm pipeline capacity available in the relevant market. Thus, the Applicants' LDCs could not manipulate the price of delivered natural gas. Id. at 20-21.

26   Id.  at  22.

generators that are served by LDCs affiliated with the Applicants, even though the LDCs would appear to have little or no ability to raise fuel costs to these generators.(27) Moreover, these rival generators are located in New England, while NYSEG's generation is located in Western New York. Energy East affiliates supply gas to only a few generating plants in New England, principally in Connecticut, and it is unlikely that the affiliated LDCs could affect downstream electricity prices in New England or Western New York.(28) Moreover, due to NYSEG's divestiture of generation and the nature of its remaining native load commitments, NYSEG would receive little, if any, benefit from higher electricity prices in New England or Western New York (even assuming that the affiliated LDCs could affect prices).(29)

     Mr. Henderson nevertheless calculates HHIs for the downstream market in his vertical market power analysis for the four time periods defined earlier. The results in all four periods are below the safe harbor thresholds and indicate that the downstream market is unconcentrated in all four time periods.(30)

          3.     BARRIERS  TO  ENTRY

     Finally, Mr. Henderson finds that the proposed merger would not create entry barriers. The merger does not augment the control of upstream inputs to the production of electricity in the relevant market and new entrants can choose locations to build new power plants that are served by any gas pipeline in the region.(31)

______________________
27   Id.  at  22-24.

28   Id.  at  24.

29   Id.  at  26-27.

30   Id.  at  28-29.

31   Id  at  30.

     B.     THE PROPOSED MERGER WILL NOT HAVE AN ADVERSE EFFECT ON RATES

     The Merger Policy Statement identifies ratepayer protection as an important factor in the Commission's evaluation of a proposed merger's consistency with the public interest.(32) The concern is with any potential for an increase in rates resulting from a proposed merger. Thus, the focus is on jurisdictional ratepayers of the merging public utilities that pay rates based on costs. The Commission has stated that it does not have ratepayer protection concerns with respect to entities, such as power marketers, that make sales only under market-based rate schedules.(33)

     NYSEG, CMP and MEPCo are the only public utility subsidiaries of Energy East and CMP Group that will provide service under cost-based rate schedules.(34) Neither CMP nor MEPCo has any wholesale requirements power sales customers. NYSEG has no full wholesale requirements customers, but does make power sales to three small wholesale customers under cost-based rate schedules. These include: sales to Burlington Electric Department (approximately 7 MW); Vermont Public Power Supply Authority (approximately 7 MW); and Massena Electric Department (approximately 15 MW). None of these customers is located on, or interconnected to, NYSEG's electric system, or is otherwise transmission-dependent upon NYSEG. The rates for all three customers were negotiated at arm's length and will be completely unaffected by the merger.

     The Applicants commit to hold wholesale customers harmless from the effects of the merger by excluding all merger transaction-related costs, including the acquisition premium, from rates for transmission service and wholesale power sales. Thus, the merger will have no effect on rates.(35)

______________________
32   Merger  Policy  Statement  at  30,123.

33   Enron  Corp.,  et  al.,  78  FERC   61,179  (1997)  (Enron).

34   MEPCo  is  a  partially-owned  subsidiary  of  CMP.

35   New  England  Power  Co.,  et  al.,  87  FERC  61,287 at 62,146 (1999); and
PacifiCorp,  87  FERC  62,152  (1999).

     C.     THE  PROPOSED  MERGER  WILL  NOT  IMPAIR  EFFECTIVE  REGULATION

     In its Merger Policy Statement, the Commission stated that, in the context of mergers that involve registered public utility holding companies, it will require applicants either to abide by the Commission's policies on intra-system transactions or the Commission will set the issue of the effect of the merger on regulation for hearing.(36) The Commission was concerned with its potential loss of authority to review costs incurred by intra-system, non-power transfers within registered holding companies under Ohio Power Company v. FERC, 954 F.2d 779, 782-86 (D.C. Cir. 1992), cert denied, 498 U.S. 73 (1992). Energy East expects to become a registered public utility holding company under PUHCA as a result of its proposed merger with CMP Group. In accordance with the Commission's Merger Policy Statement, the Applicants commit that, if Energy East becomes a registered holding company, it will abide by the Commission's policies regarding intra-system transactions.

     D.     THE  PROPOSED  ACCOUNTING  TREATMENT  IS  REASONABLE

     The proposed merger will be accounted for as an acquisition of CMP Group by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the $957 million purchase price over the estimated net fair value of assets and liabilities of CMP Group's utility and nonutility businesses at the time of closing, plus Energy East's estimated transaction costs related to the merger. The assets of CMP Group's unregulated subsidiaries will be revalued to fair value, including an allocation of goodwill to the subsidiaries, if appropriate. The remaining acquisition premium will be allocated to CMP and will be recorded as an acquisition adjustment on CMP's books, in Account 114, Electric Plant Acquisition Adjustments, consistent with the Uniform System of Accounts.

______________________
36   Merger  Policy  Statement  at  30,125.

                                       V.
   THE APPLICANTS COMMIT TO ELIMINATE MULTIPLE CHARGES WITHIN THEIR CONTROL FOR
                     TRANSACTIONS OVER BOTH OF THEIR SYSTEMS

     The Commission has often required merger applicants to file single system transmission tariffs for non-discriminatory access over the merged transmission system.(37) As discussed previously, CMP has transferred operational control of its transmission facilities to the ISO-NE and NYSEG has committed to transfer operational control of its transmission facilities to the New York ISO. Because control of these facilities is no longer in the hands of the Applicants, the Applicants are not in a position to commit to offering service over their combined transmission facilities under a single system transmission tariff. Although NYSEG and CMP are not directly interconnected, the New York ISO and the ISO-NE are directly interconnected, and trade across the two systems is significant. The two ISOs also coordinate many of their activities to ensure reliable interregional operations and to encourage robust competitive markets by simplifying interregional transactions. It would not be in the public interest for NYSEG and CMP to withdraw their facilities from the operational control of their respective ISOs in order to combine those facilities under a NYSEG/CMP single system tariff, particularly since the interregional activities of the two ISOs effectively integrates transmission service. Moreover, withdrawal of the transmission facilities of NYSEG and CMP from the control and operation of their respective ISOs would be inconsistent with the Commission's policy goal of promoting independent regional transmission organizations.

______________________
37 E.g., Consolidated Edison, et al., 86 FERC 61,242 (1999). The Commission has not imposed such a requirement on merging utilities that are neither directly interconnected nor have plans to become directly interconnected. Sierra Pacific Power Co. and Nevada Power Co., 87 FERC 61,077 (1999); and WPS
Resources,  83  FERC   61,196  (1998).  NYSEG  and  CMP  are  not  directly
interconnected  nor  have  plans  to  become  directly  interconnected.

     The Applicants have developed a proposal that will, in effect, further integrate their two transmission systems without disrupting the current operations of the New York ISO and ISO-NE or the carefully constructed ISO tariff mechanisms that are in place. To the extent that NYSEG and CMP are able to assess charges for transactions that use both of their transmission systems, the Applicants will eliminate the effects of one of the two system charges. By ensuring that customers who use both the NYSEG and CMP transmission systems are not required to pay these multiple transmission charges, the Applicants proposal will serve the purpose behind the Commission's policy of requiring merger applicants to file single system tariffs, but it will do so without disturbing current regional ISO operations or tariffs.

     The joint affidavit of Messrs. Steven S. Garwood, Managing Director of Transmission Operations for CMP, and Jeffrey L. McKinney, Manager of Transmission Services & Policies in the Energy Department of NYSEG, included as Attachment B to this Application, describes the transmission operations of each utility, including operations that are under the direct control of their respective ISOs. The joint affidavit describes the Applicants' proposal to ensure that transmission customers using both the NYSEG and CMP transmission systems are not assessed multiple charges by the Applicants.

     Operational control of all New England utilities' Pool Transmission Facilities ("PTF"), including those of CMP, are under the operational control of ISO-NE, and service over those facilities can be obtained pursuant to the NEPOOL Open Access Transmission Tariff ("OATT"). New England utilities, including CMP, directly provide transmission service over their non-transferred facilities, i.e., their non-PTF system, under the terms of their individual OATTs. CMP's

OATT provides for Regional Network Service and Local Point-to-Point Service ("Local PTP").(38)

     Unlike New England utilities, New York utilities will not offer any new transmission service under their individual OATTs once the New York ISO becomes operational.(39) Transmission service within the NYISO control area will be subject to a single zonal rate equal to the Transmission Service Charge ("TSC") of the utility on whose system the energy is withdrawn or on whose system the energy is wheeled out of or exported from the NYISO control area. Thus, wheeling to loads within NYSEG's service territory will be subject to NYSEG's TSC. Transmission service for exports of power out of the NYISO control area or wheels through the NYISO control area will be subject to the non-pancaked TSC of each system at which the energy exists the NYISO control area in accordance with the NYISO's determination of power flows over each transmission owners' facilities that comprise the interface where the power is exported. NYSEG does not own any of the tie lines that comprise the New York-to-New England interface. NYSEG does own a portion of the NYISO-to-PJM interface. Thus, NYSEG will receive a portion of the revenues associated with exports from NYISO to PJM, but will not receive any revenues associated with exports from NYISO to ISO-NE.(40)

     Messrs. Garwood and McKinney identify three situations in which a wheeling transaction originating from a generator located on CMP's non-PTF system could be assessed charges by both NYSEG and CMP: first, if the generator were to wheel power to a wholesale load located on NYSEG's system; second, if the generator were to wheel power to a retail load located in NYSEG's service territory; and third, if the generator were to wheel power through NYSEG's system to PJM. Under each of these scenarios, the generator would be assessed

______________________
38   Garwood/McKinney  Affidavit  at  3-4.

39   The  NYISO  is  expected  to  become  operational  this  month.

40   Id.  at  4-5.

CMP's Local PTP charge, as well as NYSEG's TSC. As explained in the joint affidavit, the Applicants commit that, upon consummation of the merger, they will eliminate the applicable CMP Local PTP charge either by direct waiver of that charge under the CMP Local OATT or by implementing a billing credit such that NYSEG will charge no more than its full TSC less an amount equal to the Local PTP charge applicable under the CMP OATT.(41) There are no other transactions that would be assessed both a CMP Local PTP charge and a NYSEG TSC. For transactions from NYSEG subtransmission facilities (i.e., NYSEG facilities
                                                          ----
that are not operationally controlled by the New York ISO) to CMP non-PTF facilities, no modification are required because transmission customers will not have to pay a NYSEG transmission service charge.(42)

                                       VI.
                         INFORMATION REQUIRED BY PART 33

     In support of this Application, the Applicants submit the following information required by Section 33.2 of the Commission's regulations.

     A. THE EXACT NAME AND ADDRESS OF THE PRINCIPAL BUSINESS OFFICES. (SECTION 33.2(A))

          Energy  East  Corporation                    CMP  Group,  Inc.
          1  Canterbury  Green, 4th Floor              83  Edison  Dr.
          Stamford,  CT  06901                         Augusta,  ME  04336

______________________
41   Id.  at  6.


42 Pursuant to the New York ISO Tariff, transmission through or from the New York ISO control area is subject to the TSC of the transmission provider(s) on whose system(s) the energy exits the control area. Because NYSEG does not own or control any transmission facilities that are part of an interface with the ISO-NE control area, NYSEG's TSC would not be applicable to transactions from NYSEG's subtransmission facilities to CMP non-PTF facilities. Id. at 7.

B.     NAME  AND  ADDRESS  OF  PERSONS  AUTHORIZED  TO  RECEIVE  NOTICE  AND
COMMUNICATIONS  WITH  RESPECT  TO  THE  APPLICATION.  (SECTION  33.2(B))

          1.     ENERGY  EAST

          Kenneth  M.  Jasinski,  Esq.           Adam  Wenner,  Esq.
          Executive  Vice  President             Becky  Bruner,  Esq.
          Energy  East  Corp.                    Vinson  &  Elkins,  LLP
          1  Canterbury  Green, 4th Floor        1455 Pennsylvania Ave., N.W.
          Stamford,  CT  06901                   Washington,  D.C.  20004
          607-762-4315  (phone)                  202-639-6533  (phone)
          607-762-4345  (fax)                    202-639-6604  (fax)
          crmarcello@nyseg.com                   awenner@velaw.com
                                                 bbruner@velaw.com

          Stuart  Caplan,  Esq.
          Huber  Lawrence  &  Abell
          605  3rd  Avenue,  27th  Floor
          New  York,  New  York  10158
          (212)  455-5505  (phone)
          (212)  661-5759  (fax)
          scaplan@huberlaw.com

          2.     CMP  GROUP

          Arthur  W.  Adelberg,  Esq.            Richard  M.  Lorenzo,  Esq.
          Executive  Vice  President             Huber  Lawrence  &  Abell
          CMP  Group,  Inc.                      1001  G  Street,  N.W.
          83  Edison,  Dr.                       Washington,  D.C.  20001
          Augusta,  ME  04336                    202-737-3880  (phone)
          (207)  621-3954  (phone)               202-737-6008  (fax)
          (207)  621-4526  (fax)                 rlorenzo@huberlaw.com
          adelberg@cmpgroup.com

     C. DESIGNATION OF THE TERRITORIES SERVED BY COUNTIES AND STATE. (SECTION 33.2 (C))

     The counties and states, or portions thereof, which are served by NYSEG and CMP are listed in Attachment C to this Application.

D. A GENERAL STATEMENT BRIEFLY DESCRIBING THE FACILITIES OWNED OR OPERATED FOR TRANSMISSION OF ELECTRIC ENERGY IN INTERSTATE COMMERCE OR THE SALE OF ELECTRIC ENERGY AT WHOLESALE IN INTERSTATE COMMERCE. (SECTION 33.2(D))

     This  information  is  contained  in  Section  II  of  this  Application.

E. WHETHER THE APPLICATION IS FOR DISPOSITION OF FACILITIES BY SALE, LEASE, OR OTHERWISE, A MERGER OR CONSOLIDATION OF FACILITIES, OR FOR PURCHASE OR ACQUISITION OF SECURITIES OF A PUBLIC UTILITY, ALSO A DESCRIPTION OF THE
CONSIDERATION, IF ANY, AND THE METHOD OF ARRIVING AT THE AMOUNT THEREOF. (SECTION 33.2(E))

     This  information  is  contained  in  Section  III  of  this  Application.

F. A STATEMENT OF FACILITIES TO BE DISPOSED OF, CONSOLIDATED, OR MERGED, GIVING A DESCRIPTION OF THEIR PRESENT USE AND OF THEIR PROPOSED USE AFTER DISPOSITION, CONSOLIDATION, OR MERGER. STATE WHETHER THE PROPOSED DISPOSITION OF FACILITIES OR PLAN FOR CONSOLIDATION OR MERGER INCLUDES ALL OF THE OPERATING FACILITIES OF THE PARTIES TO THE TRANSACTION. (SECTION 33.2 (F))

     As explained in Section IV of this Application, the proposed merger between Energy East and CMP constitutes a disposition of the jurisdictional facilities of CMP and MEPCo. Following the consummation of the proposed merger, all jurisdictional facilities shall be operated in substantially the same manner as they are operated currently.

G. A STATEMENT OF THE COST OF THE FACILITIES INVOLVED IN THE SALE, LEASE, OR OTHER DISPOSITION OR MERGER OR CONSOLIDATION. IF ORIGINAL COST IS NOT KNOWN, AN ESTIMATE OF ORIGINAL COSTS BASED, INSOFAR AS POSSIBLE, UPON RECORDS OR DATA OF THE APPLICANT OR ITS PREDECESSORS MUST BE FURNISHED, TOGETHER WITH A FULL EXPLANATION OF THE MANNER IN WHICH SUCH ESTIMATE HAS BEEN MADE, AND A DESCRIPTION AND STATEMENT OF THE PRESENT CUSTODY OF ALL EXISTING PERTINENT DATA AND RECORDS. (SECTION 33.2 (G))

     The jurisdictional facilities of Energy East and CMP Group are and will continue to be accounted for pursuant to the Commission's Uniform System of Accounts. Original cost is the basis for the valuation of the utility plant in service. Further detail is provided in the financial statements included in Exhibit C to this Application.

H. A STATEMENT AS TO THE EFFECT OF THE PROPOSED TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE, OR INTERCHANGE OF ELECTRIC ENERGY. (SECTION
33.2  (H))

     The proposed merger is not expected to have any material effect on any contract for the purchase, sale or interchange of electric energy. The Applicants' commitment to ratepayers is discussed in Section IV.B. of this Application.

I. A STATEMENT AS TO WHETHER OR NOT ANY APPLICATION WITH RESPECT TO THE TRANSACTION OR ANY PART THEREOF IS REQUIRED TO BE FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY. (SECTION 33.2(I))

     The proposed merger is subject to the following regulatory approvals and consents:

-     Approval  by  the  Securities  and  Exchange  Commission  under  PUHCA.

-     Consent  by  the Nuclear Regulatory Commission under the Atomic Energy Act

- Filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice-under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of the waiting periods thereunder.

- Approval by the Federal Communications Commission in regard to CMP's ownership of microwave facilities.

-     Approval  by  the  Maine  Public  Utilities  Commission.

-     Approval  by  the  Connecticut  Department  of  Public  Utility  Control.

J. THE FACTS RELIED UPON BY APPLICANTS TO SHOW THAT THE PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES OR ACQUISITION OF SECURITIES WILL BE CONSISTENT WITH THE PUBLIC INTEREST. (SECTION 33.2 (J))

     The facts relied upon to show that the proposed merger is consistent with the public interest are set forth in this Application.

K. A BRIEF STATEMENT OF FRANCHISES HELD, SHOWING DATE OF EXPIRATION IF NOT PERPETUAL. (SECTION 33.2(K))

The municipal franchises of NYSEG and CMP are set forth in Attachment D to this Application.

L. A FORM OF NOTICE SUITABLE FOR PUBLICATION IN THE FEDERAL REGISTER, AS WELL AS THE COPY OF THE SAME NOTICE IN ELECTRONIC FORMAT. (SECTION 33.2(K)).

     A form of notice suitable for publication in the Federal Register is contained in Attachment E to this Application and is also included in electronic format on a 3 " diskette in WordPerfect 5.1 format.

                                      VII.
                         REQUIRED EXHIBITS UNDER PART 33

     The exhibits required under Part 33 of the Commission's regulations are attached as Exhibits A through I.

                                      VIII.
                               PROCEDURAL MATTERS

     Applicants respectfully request that the Commission approve the proposed merger without hearing on the basis of the facts and analyses set forth in this Application. This Application demonstrates that the proposed merger will not have an adverse impact on competition, rates or regulation. The Applicants intend to close the merger transaction by the end of June 2000.

                                       IX.
                                   CONCLUSION

     For the reasons set forth in this Application, including all accompanying testimony and exhibits, the Applicants respectfully request that the Commission:

(1) find that the proposed merger will not have an adverse effect on competition, rates or regulation, and that this filing satisfies all applicable requirements for authorization of the proposed merger under Section 203 of the FPA and Part 33 of the Commission's regulations;

(2) approve the proposed merger and grant any and all other authorizations or approvals incidental thereto that may be required;

(3) issue such approvals and related authorizations based on the information set forth in this Application and pleadings, without hearing; and

(4) waive any filing requirement or other regulation as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

                    Respectfully  submitted,


____________________________          _____________________________
Richard  Lorenzo                      Adam  Wenner
Huber  Lawrence  &  Abell             Becky  Bruner
605 3rd Avenue,  27th  Fl.            Vinson  &  Elkins  L.L.P.
New  York,  NY  10158                 1455  Pennsylvania  Avenue,  N.W.
                                      Washington,  D.C.  20004-1008
Attorney for CMP Group, Inc.


                                      Stuart  Caplan
                                      Huber  Lawrence  &  Abell
                                      605  3rd  Avenue,  27th  Fl.
                                      New  York,  NY  10158

                                      Attorneys for Energy East Corporation



October  1,  1999

                                TABLE OF CONTENTS


VOLUME  I:  APPLICATION  AND  ATTACHMENTS                                  PAGE
-----------------------------------------                                  ----

I.     INTRODUCTION                                                           1

II.     DESCRIPTION  OF  THE  APPLICANTS                                      3

        A.     Energy  East                                                   3

               1.     NYSEG                                                   3

               2.     Other  Jurisdictional  Subsidiaries                     4

               3.     Significant  Non-Jurisdictional  Subsidiaries           4

        B.     CMP  Group                                                     5

               1.     CMP                                                     5

               2.     Other  Jurisdictional  Subsidiaries                     6

III.     DESCRIPTION  OF  THE  PROPOSED  MERGER                               7

IV.     THE  PROPOSED  MERGER  IS  CONSISTENT  WITH  THE PUBLIC INTEREST      7

        A.     The Proposed Merger Will Not Adversely Affect Competition      9

               1.     Horizontal  Market  Power                               9

               2.     Vertical  Market  Power                                11

               3.     Barriers  To  Entry                                    13

        B.     The Proposed Merger Will Not Have An Adverse Effect On Rates  14

        C.     The Proposed Merger Will Not Impair Effective  Regulation     15

        D.     The  Proposed  Accounting  Treatment  Is  Reasonable          15

V.     THE APPLICANTS COMMIT TO ELIMINATE MULTIPLE CHARGES WITHIN THEIR
       CONTROL FOR  TRANSACTIONS  OVER  BOTH  OF  THEIR  SYSTEMS             16

VI.    INFORMATION  REQUIRED  BY  PART  33                                   19

VII.   REQUIRED  EXHIBITS  UNDER  PART  33                                   23

VIII.  PROCEDURAL  MATTERS                                                   23

IX.     CONCLUSION                                                           24


ATTACHMENT  A:          Affidavit  of  J.  Stephen  Henderson

ATTACHMENT  B:          Joint Affidavit  of  Steven  S.  Garwood and Jeffrey L.
                        McKinney

ATTACHMENT  C:          Territories  Served

ATTACHMENT  D:          Municipal  Franchises

ATTACHMENT  E:          Form  of  Notice

EXHIBIT  A:             Corporate  Resolutions  Authorizing  Transaction

EXHIBIT  B:             Statements  of  Measure  of  Control  or  Ownership

EXHIBIT  C:             Balance  Sheets  and  Supporting  Plant  Schedules

EXHIBIT  D:             Statements  of  Contingent  Liabilities

EXHIBIT  E:             Income  Statements

EXHIBIT  F:             Statements  of  Retained  Earnings

VOLUME  II:  REQUIRED  EXHIBITS  UNDER  PART  33
------------------------------------------------

EXHIBIT  G:             State  and  Federal  Applications

EXHIBIT  H:             Agreement  and  Plan  of  Merger

EXHIBIT  I:             Maps  of  Interconnections  and  Areas  Served

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



ENERGY  EAST  CORPORATION           )
AND                                 )        DOCKET  NO.  EC99-____-000
CMP  GROUP,  INC.                   )


                        AFFIDAVIT OF J. STEPHEN HENDERSON

                                  INTRODUCTION

1. I am an economist and Vice President of PHB Hagler Bailly, Inc. ("PHB"). PHB, a subsidiary of Hagler Bailly, Inc., is an economics and management consulting firm with U.S. offices in Cambridge, Massachusetts; Washington, D.C.; Los Angeles, California; Palo Alto, California; and Boulder, Colorado. Analyzing competition and pricing issues in regulated industries has been an important focus of my professional experience. A more complete description of my qualifications is included as Exhibit No. ___(JSH-1).

2. Energy East Corporation ("Energy East") and CMP Group, Inc. ("CMP Group"), collectively the Applicants, announced their intention to merge on June 15, 1999. Energy East, through its subsidiary, New York State Electric & Gas Corporation ("NYSEG"), provides energy services to electric and gas customers in upstate New York. CMP Group, through its subsidiary, Central Maine Power
Company  ("CMP"),  serves  electric  customers  in  central  and southern Maine.

3. The Applicants have asked me to analyze two principal issues. First, does the proposed merger confer horizontal market power in any electricity generation market? Second, does the proposed merger allow the combined firm to exercise vertical market power from the upstream gas market to the downstream electricity markets? My analysis of these issues is based on guidelines set forth in the Commission's Merger Policy Statement, the Commission's Notice of

Proposed Rulemaking on merger policy ("Merger Policy NOPR")(43) and recent Commission orders addressing market power issues.

SUMMARY  OF  CONCLUSIONS

4. The proposed merger will not have any adverse impact on the competitiveness of electricity markets. Neither the horizontal nor the vertical effects of the merger will create any competitive concern in any electricity market. Using appropriate measures of the Applicants' degree of vertical control, the merger will have an insignificant impact on market concentration.

5. Energy East owns generation that is located in the control area operated by the New York Independent System Operator ("NYISO"). It has gas distribution assets in New York and New England. CMP currently owns generation in the control area operated by the Independent System Operator of New England ("ISO-NE"); however, it will own or control no generation facilities after March 1, 2000 when its divestiture activity is completed. After that date, the smallest geographic market containing either a horizontal or vertical effect of the merger would be the combined area consisting of the NYISO and the ISO-NE, which I have used as the relevant geographic market for this case.

HORIZONTAL  EFFECTS

6. Exhibit __ (JSH-2) summarizes the competitive analysis for both the horizontal and vertical issues in this case. Defining the relevant geographic market as the region consisting of the NYISO and ISO-NE control areas, both Applicants currently own or control only a small share of the generation assets. After March 1, 2000, CMP will not own or control any generation assets and Energy East will have only a small market share. Consequently, it is evident that the merger will have no horizontal competitive effects at all after March 1, 2000, when the CMP generation divestiture has been completed. If the merger

______________________
43   Inquiry  Concerning Commission's Merger Policy Under the Federal Power Act:
Policy Statement, III FERC Stats. and Regs. 31,044 (1996). ("Merger Policy Statement"); and Revised Filing Requirements Under Part 33 of the Commission's
Regulations,  IV  FERC  Stats.  and  Regs.   32,528  (1998)  ("Merger  NOPR").

is consummated before then, there would be a short interim period between the effective date of the merger and March 1, 2000 during which the merger would result in a small consolidation of generation assets. For completeness, I have examined the effect of the merger during this interim period. If such a period were to occur, both Applicants together would have an 8.1 percent market share (combining Energy East's 5.6 percent share with CMP's 2.5 percent share) and the increase in the Herfindahl-Hirshman Index ("HHI")(44) due to the merger would be insignificant, about 28 points. Accordingly, I conclude that the merger would have no adverse effect on the competitiveness of any horizontal generation market.

VERTICAL  EFFECTS

7. I also examined the vertical effects of consolidating the Applicants' upstream natural gas assets with their combined generating assets in the downstream market. The issue is whether this vertical consolidation would provide both the incentive and the ability for the merged firm to exercise market power in the downstream electric generation market. In undertaking this analysis, I have followed the guidance furnished by the Commission in its reported decisions and the Merger Policy NOPR. Under this guidance, for purposes of a vertical market power screening analysis, downstream market concentration statistics should be calculated after assigning electric generating capacity to each Applicant based on the upstream inputs supplied to each unit.

______________________
44 HHIs are computed by calculating the market share of each firm in the relevant market, squaring these market shares and summing them. A post-merger HHI below 1000 represents a diluted market, and, regardless of the change in HHI, the merger is deemed unlikely to have adverse competitive effects. A post-merger HHI between 1000 and 1800 represents a moderately concentrated market, and if the change in HHI is greater than 100, the merger potentially raises significant competitive concerns. A post-merger HHI above 1800 represents a highly concentrated market, and if the change in HHI is greater than 50, the merger potentially raises significant competitive concerns; if the change in HHI exceeds 100, the merger is deemed likely to create or enhance market power.

8. Energy East, through its affiliates, has some upstream gas operations in New York and New England. After March 1, 2000, CMP will have no downstream generation assets that potentially could benefit from a strategy of raising rivals' costs through higher delivered gas prices. Consequently, even assuming that the Energy East affiliates with interests in gas operations had the ability to raise upstream prices for generators in CMP's market, CMP could not benefit from it because it will not own any generation after March 1, 2000.

9. CMP has no upstream gas facilities, although Energy East and CMP have formed a joint venture, CMP Natural Gas ("CMPNG"), to provide natural gas distribution service in Maine. Energy East has a 77 percent interest in the joint venture, while CMP owns the remaining 23 percent. The joint venture predates the announcement of the merger and is not a combination of the two companies that results from the merger. That is, the joining together of these two parties to provide gas distribution service in Maine is not a merger related consolidation. But for the joint venture, it is clear that the merger of Energy East and CMP would not augment either the ability or the incentive to exercise vertical market power after March 1, 2000 because CMP, which will have no downstream electric generation facilities after that time, would have no interests in upstream gas delivery facilities. Consequently, any vertical market power issues that could arise in this case are confined to two matters: the interim period, if any, between the merger and March 1, 2000, and the appropriate treatment of the joint venture in conjunction with the merger. As discussed below, both of these matters have an insignificant impact on vertical market power.

10. My analysis accounts for any potential vertical effects of the merger during the interim period arising from the combination of the NYSEG and CMP generation assets along with the downstream generation assets of rivals that could be attributed to the Applicants due to the gas service provided by Energy East subsidiaries. The vertical screening analysis proposed by the Commission demonstrates that the merger would not have any significant effect on vertical market power during this interim period. The downstream market is competitive and is not conducive to the exercise of market power. This conclusion is not changed by attributing downstream capacity controlled by rivals to the Applicants in instances where the Applicants provide upstream gas delivery services.(45)

11. The analysis addresses the joint venture by attributing its downstream generation similarly. It is currently anticipated that this joint venture will serve the Westbrook facility (540 MW), scheduled to be in service the Summer of 2000. The attribution of this generation capacity to the Applicants, although unrelated to the merger, has no material effect on the competitiveness of the downstream market, which remains unconcentrated (HHI less than 1,000) after accounting for the upstream service provided to Westbrook.(46)

                              DESCRIPTION OF FIRMS

12. Energy East is a holding company whose affiliates are energy delivery, products and services companies providing services in New York, New Jersey, Massachusetts, New Hampshire and Connecticut. Energy East affiliates deliver electricity and natural gas to retail and wholesale customers in the Northeast. Energy East's electric subsidiaries include NYSEG, an electric and gas distribution company in New York. Earlier this year, NYSEG divested all of the fossil-fired electric generating stations it owned (approximately 2,366 MW of capacity) and entered into a contract to sell its 18 percent interest in Nine Mile Point Unit 2 (205 MW) to AmerGen. NYSEG retains ownership in hydroelectric facilities, non-utility generation ("NUG") contracts and contracts pursuant to which the New York Power Authority ("NYPA") sells power to NYSEG. NYSEG owns electric transmission facilities, is a member of the New York Power Pool ("NYPP") and has committed to transfer operational control of its transmission facilities to the NYISO. The Commission conditionally approved the formation of the NYISO on July 30, 1998. On January 27, 1999 the Commission conditionally accepted the NYISO's proposed tariff, market rules and market-based rates. The NYISO is expected to commence operation in October 1999. NYSEG, itself, has market-based rate authority.

_________________________
45   The  increase  in  the HHI of the imputed downstream market is less than 50 points in an unconcentrated market, which is below the threshold used by the Commission as an indicator for further review.

46   The  HHI  of  the  imputed  downstream  market  increases by 4 points in an unconcentrated market. This is an insignificant competitive effect that does not warrant further review under the Commission's guidelines.

13. Energy East Solutions ("EES") formed South Jersey Energy Solutions, LLC, a joint venture with South Jersey Industries, Inc, that markets electricity and natural gas throughout the Mid-Atlantic to retail and wholesale customers. Energy East has four affiliates with Commission-approved, market-based rate authority: 1) XENERGY, Inc., which provides energy services, information systems, and energy consulting services, which does not own, operate or control any electric power generation, transmission or distribution facilities and does not have any requirements customers; 2) Carthage Energy, LLC, a single asset, exempt wholesale generator ("EWG"); 3) South Glens Falls, LLC, also a single asset EWG; and 4) NYSEG Solutions, Inc., a natural gas and energy services company, which does not own or control any generation or transmission facilities. The two EWGs, Carthage and South Glens Falls, own and operate an aggregate of 126 MW (winter rating) of generating capacity. The Commission has determined that neither NYSEG nor its affiliates have generation market power.

14. Energy East's natural gas subsidiaries (other than NYSEG and EES) include CMP Natural Gas ("CMPNG"), a joint venture with CMP. CMPNG is building a natural gas distribution system to serve customers in Maine. In May 1999, CMPNG began service in Windham, Maine, the first of 35 cities that the joint venture is planning to serve. CMPNG is tapping two new natural gas pipelines that run through Maine. (47) New Hampshire Gas, a subsidiary of Energy East, operates a propane distribution system in Keene, New Hampshire. Energy East anticipates that in the future, New Hampshire Gas will provide natural gas to customers in New Hampshire.

15. Energy East recently entered into an agreement to acquire CTG Resources ("CTG"), the parent of Connecticut Natural Gas Corporation. CTG provides natural gas and energy-related products and services in Connecticut. Energy East also recently entered into an agreement to acquire Connecticut Energy Corporation, parent of Southern Connecticut Gas Company, which provides natural gas service in southern Connecticut. Seneca Lake Storage, Inc. ("SLSI"), a subsidiary of Energy East, operates a high deliverability natural gas storage facility in Watkins Glen, New York. The SLSI facility has a deliverability of

465,000 Mcf/day and is connected to Consolidated Natural Gas Transmission Company. SLSI is developing another high deliverability natural gas facility in New York, capable of delivering 75,000 Mcf/day. This new facility will be connected to Columbia Gas Transmission System.

16. CMP Group is a holding company whose principal business is CMP. CMP serves electric customers in central and southern Maine. CMP owns transmission facilities and is a member of the ISO-NE, which took over responsibility for the operation of the New England Power Pool on July 1, 1997. In April, CMP sold its hydroelectric, fossil and biomass generating assets to National Energy Holdings, Inc. ("NEHI"). By March 2000, CMP will not own or control any generation resources. Other CMP holdings include several real estate companies, Cumberland Securities Corporation and Central Securities Corporation; NORVARCO, a joint venture that owns a static var compensator facility; CNEX, a firm that provides consulting services and related products worldwide; MaineCom Services, which provides a range of telecommunications services to retail, wholesale and carrier customers; and Union Water-Power Company, which provides energy-related consulting services, utility construction, real estate development, and underground locating services. CMP owns a 78.3 percent interest in Maine Electric Power Company ("MEPCO"), which owns and operates a 700 MW transmission line between NEPOOL and New Brunswick. CMP also owns 2.5 and 4.0 percent interests in the Millstone 3 and Vermont Yankee nuclear plants, respectively.(48)

DEREGULATION  IN  NEW  ENGLAND  AND  NEW  YORK

17. In late 1996, the New York Public Service Commission ("NYPSC") issued its decision to restructure the state's electric industry with the goal of achieving a competitive wholesale market by 1997 and a competitive retail market by 1998. Electric utilities in New York submitted restructuring plans, many of which provided for divestiture of generation assets. In addition to NYSEG, four other utilities have announced plans to divest generation or have completed transfers of some of their generation (ConEd, Niagara Mohawk, Orange & Rockland and Central Hudson Gas and Electric). Long Island Lighting Company sold its

______________________
47   Portland  Pipeline  and  Maritimes  &  Northeast,  Phase  I.

48 The entitlement to the energy from these nuclear facilities will be auctioned by CMP as part of the state of Maine restructuring requirements and therefore, it is reasonable to conclude that this generation will not be controlled by CMP after March 1, 2000.

transmission and distribution assets to LIPA and merged into Keyspan, thereby separating its transmission and generation assets.

18. The Maine legislature adopted an electricity restructuring plan on May 29, 1997 that provides for customer choice of power supplier beginning March 1, 2000. Under this law, all Maine electric utilities are required to divest their generation resources by March 1, 2000.(49)

                      MARKET POWER ANALYSIS -- INTRODUCTION

19. Market power refers to the ability of a firm, or a group of firms, to profitably increase prices by a small, but not insignificant, amount above the competitive level in a sustained manner. In assessing the potential for an applicant to exercise market power, it is appropriate to review the concentration in relevant markets and to assess whether entry barriers exist that could prevent or hinder firms from entering the market.

20. Horizontal market power refers to the ability to sustain a price increase above the prevailing level on the part of a single firm or group of firms at the same level of production (i.e., firms with a horizontal relationship to one another). Horizontal market power generally arises in situations where a firm, or a group of firms, is able to withhold supply and thereby increase the market price.

21. Vertical market power refers to the ability of an integrated firm, i.e., one with a position in both an upstream and downstream market, to take actions at one level of the production chain to adversely affect prices or output at another level. For example, a potential action that would raise the costs of downstream rivals in obtaining supplies of inputs from upstream markets could raise a vertical market power concern.

______________________
49 Elsewhere in New England, full customer choice began in Massachusetts on March 1, 1998; several Massachusetts utilities have divested generation assets. In Connecticut, as of January 1, 2000, up to 35 percent of peak load of each rate class in certain municipalities may choose their electric suppliers; there will be full customer choice in Connecticut by July 1, 2000. In New Hampshire, government officials expect to begin customer choice in early 2000. In Rhode Island, customer choice will occur within three months after retail access becomes available to 40 percent of customers (measured by energy sales) in New England. Vermont has not yet adopted customer choice.

22. Market power can only be exercised successfully if competition from alternative suppliers is limited, including competition from potential suppliers that could otherwise enter the market in response to a significant increase in the market price. Only under these conditions would an attempt to raise the market price be sustainable. In a vertical context, firms that have the ability to exercise market power may not have an incentive to do so since they may face a trade-off between the costs and benefits of a market power strategy. For example, a firm attempting to exercise vertical market power could suffer financial losses in its upstream natural gas supply operations if it attempted to increase the price of gas in order to profit from higher electricity prices that would accrue to its downstream generating asset.

                             HORIZONTAL MARKET POWER

23. There are five steps involved in assessing horizontal market power: (1) identify the relevant product market; (2) identify the relevant geographic market; (3) identify potential suppliers of each product in the relevant geographic market; (4) assess market concentration, and (5) assess competitive effects, including future entry conditions.(50)

24. In mergers involving significant amounts of generation, the Commission requires a market analysis based on the guidelines in Appendix A of the Merger Policy Statement. If the merger involves a de minimis overlap of generation operations, the Commission has indicated that Applicants need not file a full Appendix A study, but rather can provide an analysis showing that the merger would have only insignificant competitive effects.(51) As shown below, the proposed merger has de minimis effects in all electricity markets. Although, I

______________________
50   In  the  Merger  Policy  Statement,  the  FERC  adopted  the DOJ/FTC Merger
Guidelines for measuring market concentration levels by the Herfindahl-Hirschman Index ("HHI").

51   Merger  Policy  NOPR,  at  33,375.

do not provide a "full" Appendix A analysis, my study covers all five steps required to assess the effects on competition in electric power markets.

RELEVANT  PRODUCT  MARKETS

25. Under the Merger Policy Statement, the Commission is primarily concerned with two measures of capacity -- economic capacity and available economic capacity. These capacity measures are analyzed within the framework of a delivered price test as set forth in Appendix A. From the facts of this case, it is clear that there are no adverse competitive effects of the proposed merger after March 1, 2000 because CMP will not own or control any generation facilities after that date. Given that the only potential merger effects, if any, would occur during the interim period between the effective date of the merger and March 1, 2000, I have not conducted a "full" Appendix A study, but rather have analyzed the competitive effects using an installed capacity analysis. I believe this approach is adequate for demonstrating to the Commission that the proposed merger would have no adverse competitive effects even during the interim period.

26. Under the installed capacity approach, the Commission generally has been concerned with two relevant products--energy and short-term capacity (one year or less).(52) A market analysis of these two products generally is based on two specific measures--installed capacity and uncommitted capacity. Installed capacity has been used to measure a supplier's market share in the energy product market on the grounds that all of a unit's capacity could be used to produce energy, especially during off-peak periods. The uncommitted capacity measure has been associated with the short-term capacity market shares on the grounds that year-round capacity could be sold only from the uncommitted portion

______________________
52 The energy product has typically been described as energy and shorter-term capacity, where shorter-term capacity has meant products such as weekly or monthly capacity. This is shortened here to simply the energy product.

of a unit's capacity. Long-term capacity is not addressed because the Commission has concluded as a general matter that the potential for entry ensures that the long-term capacity market is competitive.(53)

27. According to the Commission's recent approach to markets being deregulated and in transition, the relevant product to be addressed in cases involving electricity firms seeking market-based rates is installed capacity. In EME Homer City, the Commission stated:
    ----------------

The Commission typically evaluates uncommitted capacity (the difference between installed capacity and native load obligations, measured at the annual system peak) as a separate product. Currently, all of Homer City's capacity is uncommitted, while virtually all of the capacity owned by its competitors is committed. However, retail competition programs in the PJM and New York markets are premised on the release of native load obligations and the concomitant release of capacity from committed to uncommitted. As retail access becomes a reality, any capacity currently committed to serve the released retail loads will become uncommitted as soon as the customer decides to switch. Rather, we conclude that, in these circumstances (i.e., when the underlying market that is being evaluated is transitioning to retail competition, and the applicant is purchasing a divested generating unit that is currently used to serve native loads), the installed capacity figure (discussed above) provides the more relevant information about generation dominance. EME Homer City Generation,
                                                      --------------------------
L.P.,  86  FERC   61,016  at  61,038-30  (1999).
   -

28. The New York and New England markets fit the circumstances discussed by the Commission in EME Homer City. These markets are in transition and it is
                     ---------------
speculative to attribute uncommitted market shares to the market participants. Therefore, in accordance with the Commission's guidance, my analysis of the horizontal effects of this merger on energy and short-term capacity markets focuses on the installed capacity measure, and does not address the market details associated with the uncommitted capacity measure. I discuss the uncommitted capacity implications in the geographic market studied by reference to the detailed study of installed capacity. This approach is adequate to show that the merger would have even smaller impacts on the short-term generation capacity market (as measured by uncommitted capacity) than it would on the energy market (as measured by total capacity).

______________________
53   Promoting  Wholesale  Competition  Through  Open  Access Non-Discriminatory
Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Statutes and
Regulations   31,036 at 31,657  (1996).  ("Order  No.  888").

29. The Commission has concluded as a general matter that, in the absence of control over sites and fuel delivery, the potential for entry ensures that the long-term capacity market is competitive.(54) The Applicants do not control generation sites that could be used to exclude competitors. Moreover, my analysis of vertical issues indicates that the Applicants do not control the delivery of natural gas in any way that would impact the competitiveness of downstream electricity markets. Accordingly, I do not address long-term capacity.

RELEVANT  GEOGRAPHIC  MARKET

30. To examine geographic markets, the Commission has focused on the utilities that are directly interconnected with the Applicants. Each utility directly interconnected to the Applicants is considered a destination market. This destination market approach is reflected in the Merger Policy Statement and in the Merger NOPR. Additionally, the Commission has suggested that utilities that historically have been customers of the Applicants are also potential destination markets.

31. In this case, NYSEG is a member of the NYISO and CMP is a member of ISO-NE. The NYISO and ISO-NE are directly interconnected. All generation owned or controlled by Energy East affiliates is in the NYISO control area. All generation owned or controlled by CMP is within the ISO-NE control area. Since the smallest area covering the generation assets of both NYSEG and CMP is the combination of the NYISO and ISO-NE, I have used this area as the relevant geographic market.

ASSESSING  MARKET  CONCENTRATION  ANALYSIS  IN  ELECTRIC  GENERATION  MARKETS

32. The smallest geographic region that contains a potential horizontal overlap in the electricity generation market is the combined NYISO and ISO-NE

______________________
54   Ibid.
     -----
area. In this market, neither Applicant currently has a significant amount of generating capacities. NYSEG has recently divested 2,366 MW of its generation to affiliates of the AES Company ("AES") and Edison Mission Energy ("EME"). NYSEG will purchase 1,424 MW of installed capacity back from AES through April 2001 and has the option of purchasing through April 2001 varying amounts of installed capacity from EME, with the maximum that it can purchase tied to its remaining native load obligations.(55) It has recently entered into an agreement to sell its 18 percent share of Nine Mile Point Unit 2 nuclear facility (205 MW) to AmerGen. Energy East affiliates recently purchased the Carthage and South Glens Falls generating facilities in New York, consisting of a total of 126 MW (winter rating). In summary, NYSEG and its affiliates own or control no more than 3,504 MW of generating capacity in 1999 Summer and 3,631 MW of generating capacity in 1999-2000 Winter. In the installed capacity analysis, I have combined the generation owned by NYSEG and its affiliates along with the transition contracts associated with the divested generation. Irrespective of whether the sale of NYSEG's interest in Nine Mile Point Unit 2 occurs during the periods analyzed, NYSEG's associated capacity remains unchanged because I have attributed NYSEG's share of the plant's capacity to NYSEG based on the transition contract. This information is summarized in Exhibit ___ (JSH-3).

33. CMP sold its 1,070 MW of hydroelectric, fossil and biomass generating assets to NEHI, a wholly owned indirect subsidiary of FPL Group, Inc., on April 7, 1999. The sale was pursuant to a Maine law that mandated full divestiture of generation assets and retail competition in electricity supply beginning on March 1, 2000. At that point, CMP will not control any generation assets and it will operate as a transmission and distribution company. CMP will purchase back the output of these generation resources, but only through February 2000. In summary, CMP controls 1,753 MW in the 1999 Summer period; 1,660 MW in the

______________________
55   NYSEG  can  purchase enough capacity from EME to serve half of its residual load requirements (residual load minus NYSEG's total retained generation resources).

1999-2000 Winter period; and, it will control no generation in the 2000 Summer period (after March 1, 2000). This information is summarized in Exhibit ___ (JSH-4).

34. Both NYSEG and CMP are winter peaking utilities. I cover four periods in the installed capacity analysis--1998-1999 Winter, 1999 Summer, 1999-2000 Winter and 2000 Summer.(56) Exhibit No. __ (JSH-5) presents the market concentration data for the 1998-1999 Winter period, which is prior to the divestiture transaction closings of both NYSEG and CMP. This historical information is presented for informational purposes only. It provides a useful benchmark for comparing the effects of the merger against the actual divestiture activity that has and will occur in the future. In this past period, the market share of Energy East was about 6 percent, while CMP had a 3 percent share.
Their combined market share would have been 9 percent if the merger had been completed during this time. In this period, the HHI was 801 with the two companies as separate entities, and a merger during this time would have increased the HHI to 836, which would have been a change of 35 points. Consequently, a consolidation of the generation assets of these two companies would have had an insignificant effect on market concentration even before the generation divestiture had been completed.

35. Exhibit No. __ (JSH-6) presents the generation concentration data for the 1999 Summer period, which is representative of current market conditions. The analysis of this period reflects not only the generation asset divestitures of both companies, but also the transition capacity purchase contracts. In this period, Energy East's market share is about 6 percent, while CMP has a 3 percent share. The combined entities would have a 9 percent share after the merger. In the 1999 Summer period, the HHI is 587 prior to the merger, and 618 post-merger, or a change of 31 points. I conclude from this analysis that the proposed merger would not have a significant effect on the competitiveness of the relevant market since the increase in the HHI screening statistic is less than the Commission's threshold for additional review.

36. Exhibit No. __ (JSH-7) presents the generation concentration data for the 1999-2000 Winter period. This is the analysis that would be pertinent to the interim period, if such a period exists, between the effective date of the merger and March 1, 2000 when CMP's generation asset divestiture will be completed. In this period, Energy East's market share of installed capacity is
5.6 percent, while CMP's share is 2.5 percent. The HHI during this period is 500 pre-merger and 529 post-merger, a change of over 28 points. Under the Commission's guidelines, the proposed merger would not have a significant effect on the competitiveness of the relevant generation market. The change in the HHI is smaller than the lowest threshold used by the Commission to indicate a need for further review. Moreover, the market itself is unconcentrated (the HHI is less than 1,000) and the Commission ordinarily would not need additional review in such circumstances.

37. For completeness, Exhibit No. __ (JSH-8) presents the generation concentration data for the 2000 Summer period. Importantly, after March 1, 2000 CMP will not own or control any generation resources. As a result, the merger will not result in any consolidation of generation assets after that time. Consequently, the merged company's market share is the same as that of Energy East by itself. In this period, Energy East's market share is 5.7 percent. The HHI during this period is 513, indicating that the market in not concentrated. Of course the merger does not have any impact on market concentration in light of CMP's complete divestiture at that time. I conclude from this analysis that the proposed merger would have no effect on the competitiveness of any relevant generation market.

______________________
56   Winter  is from November 1 to April 30; Summer is from May 1 to October 31.

38. In summary, the proposed merger clearly has only a de minimis impact on the horizontal market concentration of electric generation markets even during the interim period before CMP and energy East complete their respective divestiture activities. The increase in the HHI statistic is less than the 50-point standard used by the antitrust authorities as the smallest threshold to determine whether additional review is needed. Moreover, the relevant market itself is unconcentrated (the HHI is less than 1,000) in which case the Commission ordinarily would not need further review even if the change in the HHI were much larger. I conclude that the merger has no significant competitive impact on any horizontal electric generation market.

39. This conclusion would not change materially if an Appendix A analysis were conducted for the pre-March 2000 period. The most important matter that a delivered price analysis would address differently than an installed capacity analysis is the effect of transmission rates and limits on the definition of the geographic market. To the extent that transmission limits the trade between New York and New England, an Appendix A analysis most likely would find a smaller merger effect than the installed capacity analysis I conducted.

                              VERTICAL MARKET POWER

40. The Commission has noted three potential competitive concerns regarding vertical combinations: (1) Foreclosure / Raising Rivals' Costs; (2) Facilitating Anticompetitive Coordination; and (3) Regulatory Evasion. The Commission also has recognized that firms may have sound business reasons to vertically integrate, including reduced transaction costs and other production cost efficiencies. The Commission's competitive concerns, raising rivals' costs, facilitating anticompetitive coordination and regulatory evasion, are addressed as part of the analysis presented in this section.

VERTICAL  FORECLOSURE  AND  COORDINATION  -  ANALYTICAL  METHODOLOGY

41. Foreclosure or raising rivals' costs refers to the situation in which a vertically integrated firm withholds inputs that are produced by the upstream portion of the firm from rivals in the downstream market. The goal of this strategy is to increase the production costs of the downstream rivals so as to increase downstream market prices and create an opportunity for increased profits for the downstream portion of the firm.(57)

42. If the upstream supplier were to exercise market power in the upstream input market after the merger, either unilaterally or in a coordinated manner, the costs to the firm's rivals in the downstream market could be increased. Any attempt to exercise vertical market power could not have anticompetitive effects, however, if competitors in the downstream market have adequate alternative sources of the input product. Moreover, such an attempt to raise rivals' costs can be successful only if the upstream market is susceptible to market power.

43. Concerns regarding the facilitation of anticompetitive coordination arise if the combination of the merging parties either creates the ability of the competing firms to agree to raise prices (or restrict output) or decreases the incentive for firms to compete aggressively on price or service.(58) As with foreclosure, whether this is an issue depends upon the competitive conditions in both the relevant upstream and downstream markets.

44. The Commission has set forth an analytical framework for assessing the potential for vertical market power arising from a gas/electric combination in the Enova/Pacific Enterprises merger and in its recent Merger Policy NOPR. These guidelines require a three-step analysis:

- For the upstream market, describe the relevant products and geographic markets, and for the downstream electricity market, define the relevant products traded by the merging firms and the relevant geographic markets in which these products are traded.

______________________
57   The  Commission has indicated that an upstream firm can exclude competitors in a number of ways, including pricing, marketing, and other operational actions. (Merger Policy NOPR at 33,376).

58   Id,  at  33,376-77.
     --

- Evaluate the current competitive conditions in the upstream market and the effect of the contemplated merger on that market.

- Evaluate the competitive circumstances in the downstream market and the effect of the contemplated merger on that market.

45. As part of this third step, the Commission proposed a methodology to analyze competitive conditions in the downstream electricity market, based on the Commission's horizontal market power analysis discussed earlier. To perform this analysis, a standard horizontal market power test is done; however, it is assumed that a portion of the downstream electricity capacity is attributed to the upstream input supplier. That is, applicants are instructed to conduct an analysis assuming that whoever provides the fuel supply to a generation unit potentially may control the unit, or otherwise be able to raise its fuel costs. The resulting concentration statistics, measured using the HHI, should reflect this upstream-to-downstream attribution.(59)

46. Moreover, applicants are to consider whether the proposed combination of gas assets, operations and transactional activities could affect the price and availability of downstream products. In doing so, the applicants must address whether the merger would provide both the ability and the incentive to affect the price or availability of gas to electric generators.

47. The Commission has emphasized that a strategy to raise rivals' costs would be plausible only if both the upstream and downstream markets are conducive to the exercise of market power.(60) That is, if either the upstream

______________________
59   In  San  Diego  Gas  &  Electric Company,et al., 79 FERC   61,372 at 62,562
         -------------------------------------------
(1997), the Commission referenced this methodology, stating that "[a]n indicator of the ability of wholesale power purchasers to turn to capacity not served by SoCalGas would be a statistic analogous to an HHI. Ideally, such a statistic would be calculated on the basis of economic capacity served by SoCalGas and economic capacity not served by SoCalGas." The Commission further describes this methodology in its Merger NOPR at 33,380.

60   San  Diego  Gas  and  Electric  Company,  et  al.,  79  FERC  at  62,561.
     -------------------------------------------------
or downstream market is competitive, rivals' costs most likely cannot be raised, regardless of the competitive conditions in the other market.(61)

48. If the screening analysis suggests that both the upstream and downstream markets are conducive to the exercise of market power, the Commission's guidelines state that applicants can: (1) demonstrate that it would be difficult to actually raise rivals' costs; (2) directly evaluate whether customers of the upstream input supplier can readily switch to alternative suppliers or inputs in response to any actions taken by the applicants' upstream supplier; or (3) show that a strategy of raising rivals' costs would not be profitable.(62)

49. Finally, if after considering all of these factors the merger still raises competitive concerns, the Commission suggests applicants propose specific mitigation measures, such as a code of conduct or restrictions on affiliate transactions.

OVERVIEW  OF  THE  ANALYSIS  OF  POTENTIAL  VERTICAL  MARKET  POWER  EFFECTS

50. In assessing potential vertical market power issues, it is important to consider whether the Applicants have both electric generating assets that can benefit from higher electric prices and natural gas resources that could be used as part of the exercise of market power. That is, the merging companies must have both the ability to raise rivals' costs (by controlling upstream gas operations) and the incentive to do so (by owning downstream units that can receive the higher prices).

THE  COMMISSION'S  ANALYTICAL  FRAMEWORK

51. I have followed the Commission's three-step analytical approach described above in conducting my study. For expositional purposes, the following discussion is organized by discussing the analytical steps first for the upstream market, and then for the downstream market.

______________________
61   For  example, see Destec Energy, Inc. and NGC Corporation, FERC   61,373 at
                       ---------------------------------------
62,  574  (1997).

62   Merger  Policy  NOPR  at  33,381.

COMPETITIVE  CONDITIONS  IN  THE  UPSTREAM  MARKET

52. The relevant upstream product market is delivered gas, which consists of delivering gas supplies from gas-producing regions and remote storage facilities into the market area. This is the product used in prior Commission decisions.(63) The relevant geographic regions coincide with the downstream geographic markets discussed below. Energy East, through its affiliates, has some upstream gas operations in New York and New England, although these do not include any interstate natural gas transportation assets. It provides gas delivery service within New York and it purchases natural gas under long-term, short-term and spot contracts for sales to wholesale and retail customers. As shown on Exhibit No. __ (JSH-9), Energy East affiliates deliver and sell natural gas to electric generators in New York and New England. The capacity associated with these generators total 1,712 MW. By comparison, CMP does not have any upstream natural gas facilities or operations. However, the CMPNG joint venture anticipates serving a 540 MW generator located at Westbrook, Maine in the Summer of 2000. In my analysis of the downstream market, I have assigned this capacity to each of the Applicants in proportion to their percentage interests in the joint venture.

53. I have not conducted a detailed analysis of the competitive conditions of the upstream market for delivered gas in the New York and New England area. Such an analysis is not needed in order for the Commission to determine that the merger would not increase the likelihood that the Applicants would exercise vertical market power in either of the two ways discussed above (raising rivals costs or facilitating anticompetitive coordination). My analysis of the competitive conditions in the downstream market demonstrates that there is no concern about raising rivals' costs. Similarly, the merger does not increase the likelihood of anticompetitive coordination since the merger does not increase the vertical integration in any market.

______________________
63   San  Diego  Gas  &  Electric  Company,et al., 79 FERC at 62,561; and, NorAm
     -------------------------------------------                           -----
Energy  Services,  Inc.,  80  FERC   61,120  at  61,381  (1997).
-----------------------

54. Although I have not fully assessed the competitiveness of the upstream market, a few facts about the upstream market are important to consider. First, the merger itself clearly does not affect the interstate pipeline portion of the upstream market in any important way since the Applicants do not own such assets. The Applicants own Local Distribution Companies (LDCs) in New York and New England. The merger will combine the holdings of the LDC segment of the upstream market by only an insignificant amount. With the exception of CMPNG, all of the LDCs are either currently owned or will be owned in the future by Energy East. Even assuming that the merger results in a consolidation of CMP's 23 percent interest in CMPNG with the remainder of Energy East, this is a very minor competitive effect. While these facts do not address the competitiveness of the upstream market as an initial matter, they strongly support the conclusion that the merger would not reduce competition.

55. Second, I have examined the firm transportation ("FT") rights on interstate pipelines held by each of these LDCs as part of my review of this merger. Currently, CMP does not hold FT on any interstate pipeline. The FT rights held by each LDC are listed in Exhibit __(JSH-10). The amounts held are a relatively small portion of the total firm capacity available in New York and New England, which is shown in Exhibit No. ___(JSH-11). NYSEG holds about 6.5 percent of the firm transportation capacity available to supply New York. Southern Connecticut Gas holds about 8.2 percent of the firm transportation capacity available to supply New England. Connecticut Natural Gas Company holds about 9.1 percent of the firm transportation capacity available to supply New England. Collectively, these LDCs do not control a large enough share of the New York and New England FT capacity to be able to manipulate the price of delivered gas. Moreover, the holdings of each LDC are consistent with what would be expected from the size of their respective business. Exhibit No. ___(JSH-10) shows the peak demand for each of the three LDCs in relation to their holdings of firm transportation rights.(64) Under such conditions, it would be difficult for the Applicants to benefit from an upstream withholding of FT rights on interstate pipelines because these FT rights are needed to support the LDC's aggregate commitment to supply its end users.(65)

COMPETITIVE  CONDITIONS  IN  THE  DOWNSTREAM  MARKET

1.     RAISING  RIVALS'  COST  STRATEGY  -  ABILITY  ISSUES

56. After March 1, 2000, CMP will have no downstream generation assets that potentially could benefit from higher delivered gas prices, even assuming that Energy East affiliates had the ability to raise such prices. Accordingly, there is no possibility that the merger would combine an upstream ability on the part of Energy East to exercise vertical market power with a benefit to CMP from the resulting higher price of delivered gas.

57. Energy East and CMP have formed a joint venture to provide natural gas distribution service in Maine. The joint venture does not currently serve any generation stations. However, as noted above, by Summer of 2000, CMPNG will provide gas transportation to a 540 MW generator. It is highly unlikely that the joint venture could be used to exercise vertical market power. Even assuming that the joint venture provided the ability to raise rivals costs, the Applicants will have no downstream power plants in New England that could profit from such a strategy. Such a strategy would have been somewhat more plausible before CMP had divested its generation assets, but certainly is not feasible in the absence of any downstream assets in a relevant market.

     LITTLE  ABILITY  TO  FORECLOSE  DOWNSTREAM  RIVALS

______________________
64   Energy  East has FT rights in excess of its peak demand because some of the
FT is used to access its storage facility and because last year's peak was lower than expected due to an unusually warm winter.

58. In the subsequent analysis that attributes downstream generation capacity of rivals, I have attributed 2,252 MW to the Applicants on the grounds that affiliated LDCs provide transportation service. This attribution implicitly assumes that the Applicants could foreclose gas service to these rivals or otherwise raise their delivered gas costs. In reality, the attribution of 2,252 MW substantially overstates any ability of Energy East to raise delivered gas costs to the particular rivals at issue here. A brief review of the four largest current rivals (accounting for 1,548 MW out of the total of 2,252 MW served) shows why:

- Bridgeport (520 MW): This plant is served by Southern Connecticut Gas ("SCG") through an 11-mile lateral extension of its distribution system from the Iroquois Pipeline. Although the gas flows through SCG's city gate, SCG would have limited ability, if any, to affect service conditions to the plant along such a direct connection. The plant's gas delivery is not limited by the lateral extension itself, which has been sized to the plant's needs as an initial matter. Gas pressure on the Iroquois Pipeline would affect deliveries to the plant, but pressure on the SCG system could only indirectly affect the plant through the Iroquois system.

- Devon (401 MW): This plant is served by SCG through a short lateral extension from the Iroquois Pipeline. The conclusion is similar - SCG would have a limited ability, if any, to affect service conditions because of the direct connection from Iroquois Pipeline to the plant. Moreover, the plant is dual-fired and can burn fuel oil as well as natural gas, further limiting SCG's ability to raise its fuel costs.

- New Haven Harbor (466 MW): This plant is served by SCG through its system. This plant is dual-fired and burns fuel oil as well as gas. The maximum gas-fired output of the plant is about 186 MW, or about 40 percent of its

______________________
65 While such a behavior cannot be ruled out entirely, it is relevant to note that state regulation would provide substantial protection against this and other strategies that could be used to raise rivals' costs, such as cost shifting.

capacity. While SCG theoretically would have a greater ability to affect gas deliveries to the New Haven Harbor facility than to the other two plants just discussed, the amount of capacity at risk is significantly less than the plant's total capacity, and even this capacity is dual-fired. These factors indicate that SCG would have limited ability, if any, to raise fuel costs of the New Haven Harbor facility.

- Greenidge (161 MW): This plant is served by NYSEG. Greenidge is a coal-fired plant that burns gas, especially at night, so as to reduce its NOx emissions. Accordingly, it is not clear that the Greenidge plant should be attributed to the Applicants as a gas-fired rival, since the plant's use of gas is not as its primary source of fuel. The foreclosure of gas supply in this instance might have the effect of reducing the plant's power output during the night, which is an off-peak period in which competition is unlikely to be limited by transmission constraints. Accordingly, prices in the downstream electricity market would be largely unaffected by such a hypothetical foreclosure of gas supply, even if such an action would be effective when used against a coal-fired rival.

LITTLE  ABILITY  TO  RAISE  DOWNSTREAM  PRICES SO AS TO BENEFIT NYSEG GENERATION

59. Even assuming that downstream rivals could be foreclosed, such a strategy is not likely to succeed in raising downstream electricity prices that could benefit the Applicants. This is because downstream electricity prices in Western New York (where NYSEG has generation assets) would need to be increased by actions of Energy East to raise rivals costs in New England, especially
Connecticut. A number of considerations argue against such a conclusion. Importantly, gas is not currently an important source of fuel for electricity production in New England. Moreover, the Energy East affiliates supply gas to only a few power plants in New England and it is unlikely that they could affect downstream electricity prices in New England.

60. Even if Energy East could raise delivered gas prices in New England, such an action is not likely to raise downstream electricity prices in a location that could benefit NYSEG's downstream assets in New York. This is because of the West-to-East direction of the power flows at times when transmission capacity is limited between New England and New York. With the exception of its 62.5 MW South Glens Falls affiliate, all of NYSEG's downstream assets are located in New York to the West of the Total East interface, which is an interface within New York stretching from the Albany area to New York City. This interface is regularly constrained from West to East, especially during peak periods, reflecting the cheaper power available in Western New York.(66) The three large rivals served by Southern Connecticut Gas (listed in Exhibit __(JSH-9)), are located to the East of the New York-New England interface, which itself is located to the East of the Total East interface. During peak periods, NYSEG's downstream assets located in Western New York could not benefit from a strategy of raising the costs of Connecticut rivals. This is because transmission constraints would prevent the relatively low Western New York electricity price from increasing in response to an increase in the higher New England electricity price, even assuming that the New England price could be raised in the first place. The Western New York price would be separated from New England by two important transmission interfaces, both of which are likely to be constrained during peak periods.(67)

______________________
66 While New York and New England are highly integrated with regular traffic between the two control areas, transmission constraints will occur in New York in peak load conditions. Even large utilities with a single operations center occasionally must dispatch generation plants so as to relieve internal transmission constraints.

67   The  South  Glens Falls facility would be separated from New England by the
New  York-New  England  transmission  interface  only.

61. The addition of a rival generating plant in Maine that will receive gas service from CMPNG does not change these market dynamics in any material way. Any increase in the price of electricity due to a strategy of raising rivals' costs in Maine is not likely to propagate to Western New York during peak periods for the reasons given above relating to the Total East interface and the New York-New England interface.

62. At non-peak times when transmission capacity is available between Western New York to New England, it is possible that an increase in the New
England electricity price would induce an increase in the Western New York electricity price. In these circumstances, however, competition from New York generators would help to defeat any attempt to raise New England electricity prices, making a strategy of raising the costs of New England rivals implausible in the first instance. Moreover, the gas-fired rivals in New England may not be in the market in non-peak periods, further limiting the Applicants' ability to raise rivals' costs at all.

2.     RAISING  RIVALS'  COST  STRATEGY  -  BENEFIT  ISSUES

63. In order to assess whether a strategy of raising rivals' costs in New England is a concern even in the narrow circumstances outlined above, I have examined the potential benefit that NYSEG could receive from such a strategy in accordance with the Commission's proposed guidelines.

64. NYSEG's divestiture of its generation assets and the nature of its remaining native load commitments mean that NYSEG would receive little, if any, benefit from higher electricity prices in New England and Western New York.
Exhibit __ (JSH-12) shows how NYSEG's owned capacity and long-term purchases (2000 Summer) are divided among five categories. The exhibit indicates the extent to which assets in each category potentially would benefit from higher electricity prices. The only assets that potentially could benefit in both peak and non-peak periods are 60 MW of hydro facilities and the 205 MW interest in the Nine Mile Point Unit 2 nuclear plant.(68)

65. In peak periods, somewhat more of NYSEG's capacity potentially could benefit from higher electricity prices including 60 MW of hydro power, 205 MW of Nine Mile Point Unit 2, 99 MW of entitlement of the Gilboa pumped storage facility, 117 MW (summer rating) of affiliate-owned peaking capacity, and 561 MW of NUG contracts(69), or a total of 1,042 MW that potentially could benefit from higher electricity prices. This is a small amount of capacity remaining under the control of a utility that had about 3,900 MWs prior to the New York restructuring. Even this capacity most likely could not benefit from a strategy of raising the costs of New England rivals because, as previously discussed, higher prices in New England during peak conditions would not influence Western New York prices due to transmission constraints.

66. Moreover, NYSEG currently cannot benefit from increased electricity prices because a retail rate cap has been imposed by the NYPSC in connection with the state restructuring plan. During the price cap period, retail customer rates cannot be increased to recover increased supply costs.(70) Also during this period, NYSEG's remaining native load commitment will be larger than the total of its remaining generation and purchases. That is, NYSEG is a net buyer during the transition.(71) As the Commission has recognized in other

______________________
68 The transition contracts with AES and EME covering 2,024 MW are for the installed capacity product only and do not provide NYSEG with any claim for energy. Hence, NYSEG cannot benefit from higher electricity energy prices. Of course, the price of the installed capacity product itself cannot be manipulated by the withholding of any upstream fuel supply since the installed capacity of a plant does not depend on fuel availability under the New York ISO rules (or those in other electricity markets to my knowledge).

69 These NUG (mostly Qualifying Facilities) purchase contracts have relatively high prices. The three largest contracts, accounting for 83 percent of the purchases have the following contract prices: 240 MW at 10.76 /kWh on-peak,
6.34  /kWh  off-peak;  180  MW  at  8.61  /kWh;  and  50  MW  at  6.0  /kWh.

70   If  NYSEG's rate of return on equity drops below the floor of 9 percent, it may petition the NYPSC for relief under the terms of its restructuring settlement.

71   NYSEG's  net  load  is  forecast to be 2,238 MW in 2000 Summer.  NYSEG will have to purchase about 30 percent of requirements from the market. A strategy to raise energy prices would not be profitable in such circumstances.

proceedings, the incentives for a net buyer are reversed from those of a net seller.(72) NYSEG potentially might have an incentive to lower electricity prices, but as a net buyer it would have no incentive to raise them.

3. RAISING RIVALS' COST STRATEGY - ASSESSING THE COMPETITIVENESS OF THE DOWNSTREAM MARKET

67. I have assessed the competitiveness of the downstream market in accordance with the Commission's proposed guidelines. In doing so, I have analyzed the potential vertical effects of the merger during the interim period between the effective date of the merger and March 1, 2000, as well as the period afterwards, represented by the Summer of 2000. My analysis accounts for the downstream generation facilities receiving upstream gas service from Energy East affiliates and the joint venture. It also includes the downstream generation assets owned by NYSEG, and those owned by CMP during the interim period. This analysis is conservative and overstates any potential effect due to the merger for the reasons discussed above.

68. The results of this analysis are summarized in Exhibit No. __ (JSH-13), which shows the imputed market shares and the imputed HHIs based upon owned and assigned downstream capacity for each of the four periods used in the horizontal analysis. The geographic market is defined as the control areas of the NYISO and ISO-NE.

69. For the historical 1998-1999 Winter period, a period analyzed for comparison purposes only, Exhibit ___(JSH-13) shows the details of the vertical analysis. The imputed market share of Energy East was about 9 percent, and that of CMP was about 3 percent. The imputed HHI for the overall market is 822. A merger during this period would have resulted in a combined market share of 12 percent, and a HHI of 872. Given that the market is unconcentrated and the HHI change is quite modest, no further review would have been warranted during this period, even before the remaining divestitures.

______________________
72   Pacific  Gas  and  Electric  Company,  et.  al.,  81  FERC   61,122 (1997).
     -----------------------------------------------

70. For the 1999 Summer period, Exhibit ___(JSH-14) shows the imputed market share of both Applicants is somewhat smaller. Energy East's share is about 8 percent, while CMP has a 3 percent share. The imputed HHI is 609, which is lower than the prior period due to divestiture activity of several owners of generation in New York and New England. The merger of the Applicants, if it had been completed during this period, would have resulted in a market share of about 11 percent and the post-merger HHI would have been 655.(73) This analysis reflects the increased competitive market structure that results from the Applicants' divestiture activity and the fact that the Applicants' shares have been reduced accordingly.

71. The 1999-2000 Winter period represents the interim period, if any, between the merger and March 1, 2000. The results, in Exhibit ___(JSH-15), are quite similar to those of the Summer 1999 period because only a small amount of additional generation capacity will be divested during this time. The overall market remains unconcentrated, with a post-merger HHI of 564.(74)

72. The 2000 Summer period incorporates two changes by comparison to the previous period. The Summer of 2000 analysis reflects the completion of CMP's divestiture of its generation assets, and assumes that CMPNG is serving the 540 MW Westbrook plant. The Westbrook capacity is assigned to the two Applicants in this analysis according to their ownership shares in the CMPNG joint venture (77 percent for Energy East and 23 percent for CMP). As a result, Energy East's imputed market share is about 9 percent, while that of CMP is less than 1 percent. The Applicants combined share is about 9 percent, and the post-merger HHI is 551.(75) This imputed HHI indicates that the downstream market is competitive and is not conducive to the exercise of market power. Under the

______________________
73   The merger would have increased the HHI by about 46 points during this time frame, which is insignificant when compared to the thresholds in the Commission's merger guidelines that are used to indicate a need for further review.

74   The merger would have increased the HHI by about 41 points during this time frame, which is insignificant when compared to the thresholds in the Commission's merger guidelines that are used to indicate a need for further review.

75 The merger would increase the HHI by about 4 points during this time frame, which is insignificant when compared to the thresholds in the Commission's merger guidelines that are used to indicate a need for further review. If the CMPNG joint venture were omitted from the analysis, the change in the HHI due to the merger would be zero since CMP would have a zero market share in the imputed downstream market. This emphasizes that it is only the joint venture that has created the appearance of a merger-related vertical effect in this case.

Commission's guidelines, the Applicants are unlikely to be able to exert vertical market power by raising rivals costs.

FACILITATING  ANTICOMPETITIVE  COORDINATION  -  VERTICAL  INTEGRATION  ISSUES

73. As the Commission has noted in its proposed guidelines for vertical analyses, the issue of whether or not a merger increases the likelihood that the parties would engage in anticompetitive coordination is addressed by assessing the competitiveness of the upstream and downstream markets. If either the upstream or the downstream market is sufficiently competitive so that it is not conducive to the exercise of market power, the issue of anticompetitive coordination does not need additional review. In this case, the downstream market is clearly competitive, as indicated by the fact that the HHIs are less than 1,000 in all time periods studied. Accordingly, the issue of anticompetitive coordination does not require further review.

74. Moreover, the principle way in which a merger would raise the anticompetitive coordination issue would be by creating vertical relationships in a relevant market that did not exist prior to the merger, and which could be used to coordinate behavior in ways not previously possible. In this case, the proposed merger will not create any new vertical lines of business. That is, there is no downstream electricity plant that will become affiliated with its provider of gas transportation as a result of the merger. The vertical issue arises in this case only because the Applicants provide upstream gas transportation service to non-affiliated downstream rivals, a set of fuel supply relationships that do not change as a result of the merger. Accordingly, there is no additional degree of vertical integration between providers of gas transportation service (in this case, LDCs) and individual electric power plants. As such, the merger creates no mechanism for the Applicants to facilitate anticompetitive coordination.

CONCLUSION  OF  VERTICAL  ANALYSIS

75. I conclude from this vertical market analysis that the proposed merger does not raise any vertical market power issues in New York and New England. The downstream market in the New York/New England area is competitive and is not conducive to the exercise of vertical market power either through foreclosure or anticompetitive coordination. All of the analytic screens produce changes in the attributed market concentration that are less than the thresholds used by the Commission to indicate the need for further review. In particular, the imputed downstream market is unconcentrated after the merger confirming that a strategy of raising rivals' costs through an exercise of vertical market power in the New England/New York market would be difficult to implement in the first instance. Moreover, a review of the location of the downstream rival power plants in relation to those controlled by the Applicants indicates that it would be difficult to implement a successful foreclosure strategy in New England that could benefit NYSEG's assets in Western New York. Finally, while NYSEG controls about 3,400 MW of capacity for the purpose of supplying its native load, only about 1,042 MW potentially could benefit from higher electricity energy prices during peak periods in the absence of a retail price cap. The reality of the state-regulated retail price cap means that NYSEG cannot benefit at all from higher prices.

76. Overall, each element of my review leads to the same conclusion. The merger does not increase either the ability or the incentive for the Applicants to exercise vertical market power.

                    THE MERGER DOES NOT CREATE ENTRY BARRIERS

77. It is also appropriate to consider the potential exercise of vertical market power through the creation of entry barriers. New entrants to the electricity generation market would not be disadvantaged by the proposed merger for three reasons. First, the merger does not augment the control of upstream inputs to the production of electricity in the relevant market, as shown by my analysis.

78. Second, new entrants can choose locations to build new power plants that are served by any gas pipeline in the region and potentially sell power anywhere in the region if electricity transmission service is available at reasonable terms and rates.

79. Third, it is my understanding that the Applicants do not control generation sites that could be used to exclude potential rivals.

                                   CONCLUSION

80. Based on my analysis of horizontal electricity issues and vertical issues between upstream gas supply and downstream electricity markets, I conclude that the proposed merger would not have any adverse competitive effect in any electricity market. Neither of the Applicants owns significant generating resources in the relevant market. After March 1, 2000, CMP will own or control no generation assets. Therefore, I conclude that there are no horizontal market power concerns with this merger after this date. Likewise, any generation combination that may occur during the interim period would be short-lived and would not increase market concentration to a point needing further review in any case.

81. The gas distribution assets of Energy East affiliates and those of the joint venture CMPNG do not provide the means for the Applicants to exercise vertical market power. The increased ability to exercise vertical market power, if any, that results from the merger occurs within the New England region where the Applicants have no downstream generation that could benefit. The generation assets that could potentially benefit from a vertical market power strategy are located primarily in Western New York, where the Applicants serve only a small amount of rivals' generation capacity with upstream gas services. This separation of upstream and downstream assets between New England and New York substantially reduces the possibility that a vertical market power strategy could be successful. An analysis of owned and attributed downstream capacity in both regions confirms that the merger would have no significant impact on the downstream electricity market. On this basis, I conclude that the merger raises no vertical market power concerns.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



ENERGY  EAST  CORPORATION             )
        AND                           )     DOCKET  NO.  EC99-____-000
CMP  GROUP,  INC.                     )

                    VERIFICATION PURSUANT TO 18 C.F.R.  33.7


DISTRICT  OF  COLUMBIA                )
CITY  OF  WASHINGTON                  )     SS


     NOW, BEFORE ME, the undersigned authority, personally came and appeared, J. Stephen Henderson, who, after first being duly sworn by me, did depose and say:

     That the contents of the foregoing Affidavit on behalf of Energy East Corporation and CMP Group, Inc. are true, correct, accurate and complete to the best of his knowledge, information and belief.

                                   ___________________________
                                   J.  Stephen  Henderson


     Subscribed  and  sworn  to  before  me,  this  ___  of  August  1999.


                                   ___________________________
                                   Notary  Public

My  Commission  Expires:  _________________
County  of  Residence:  ___________________

                                                                    ATTACHMENT B


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


ENERGY  EAST  CORPORATION             )
                                      )
AND                                   )     DOCKET  NO.  EC99-     -000
                                      )
CMP  GROUP,  INC.                     )


          JOINT AFFIDAVIT OF STEVEN S. GARWOOD AND JEFFREY L. MCKINNEY

INTRODUCTION

     1. My name is Steven S. Garwood. I am the Managing Director of Transmission Operations for Central Maine Power Company ("Central Maine" or "CMP"). My primary responsibility is to provide management oversight and direction to the areas of Transmission Planning, Transmission Services, Interconnection Agreement Administration, and CMP's Control/Dispatch Center. During my career at CMP, which began in June 1985, I have worked in various capacities in the areas of Engineering, Licensing, Cost of Service, and Rate Design. I participated extensively in the restructuring of the New England Power Pool ("NEPOOL") as part of the NEPOOL Regional Transmission Group negotiating team and in my current capacity as Chair of the Regional Transmission Operations Committee. I serve as CMP's primary representative on the NEPOOL Participant's Committee (formerly the NEPOOL Executive Committee).

     2. My name is Jeffrey L. McKinney. I am Manager of Transmission Services & Policies in the Energy Operating Services Department of New York State Electric & Gas Corporation ("NYSEG"). I am responsible for directing and aiding the work of the Transmission Services & Policies Section with the primary goals of providing transmission contractual services and formulating strategies and policies related to transmission issues. I coordinate and have ultimate responsibility for filings before the Federal Energy Regulatory Commission ("FERC") related to transmission services and contracts and manage the day-to-day administrative matters of the Section. I have been a member of several New York Power Pool ("NYPP") and Northeast Power Coordinating Council ("NPCC") system study working groups and am familiar with transmission pricing under the New York Independent System Operator tariff described below.

     3. The purpose of this joint affidavit is to support the merger of Energy East Corp. and CMP Group, Inc. In particular, we explain how Central Maine and NYSEG intend to integrate their Open-Access Transmission Tariffs ("OATTs") so that, with respect to transmission facilities over which CMP or

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
NYSEG have retained some operational or administrative control, customers who use both transmission systems are not required to pay both companies' embedded cost transmission charges.

     4. I, Mr. Garwood, will describe CMP's transmission system, as well as transmission services within NEPOOL and CMP.

     5. I, Mr. McKinney, will describe NYSEG's transmission services, as well as transmission services within NYPP and NYSEG.

DESCRIPTION  OF  CENTRAL  MAINE'S  TRANSMISSION  SYSTEM

     6. Central Maine's transmission system serves approximately 533,000 native load retail customers within an 11,000 square mile territory in southern, central, and western Maine. CMP's transmission system consists of 208 miles of 345 kV lines, 1065 miles of 115 kV lines and 1021 miles of 34.5 kV lines. CMP is a member of NEPOOL. As such, all of its qualifying 345 kV and 115 kV transmission facilities are classified as Pool Transmission Facilities ("PTF") and are under the operational control of the independent system operator for New England ("ISO-NE"). The remainder of CMP's transmission system, consisting of its 34.5 kV transmission lines, and certain 345 and 115 kV facilities, are classified as non-PTF. Central Maine has retained operational control only over its non-PTF facilities. CMP does not own or control any of the tie lines that comprise the New England to New York interface. These lines on the New England side of the interface are owned by other New England utilities, are within NEPOOL and are under the operational control of the ISO-NE.

DESCRIPTION  OF  NYSEG'S  TRANSMISSION  SYSTEM

     7. NYSEG is a combination electric and gas utility serving approximately 826,000 retail electric customers and 244,000 gas customers in upstate New York. NYSEG's electric transmission system consists of approximately 4,482 circuit miles of line. NYSEG's electric distribution system consists of 35,967 miles of line. NYSEG, which is a member of the New York
Power Pool ("NYPP"), has committed to transfer control of its transmission system to the independent system operator for New York ("NYISO").(76), 79 FERC 61,374 (1997). As is the case with CMP, NYSEG does not own or control any of the transmission lines that comprise the New York to New England interface. All these lines are owned by others and will be under the operational control of the NYISO. The NYISO expects to commence operations in October 1999.

TRANSMISSION  SERVICES  WITHIN  NEPOOL  AND  CMP

     8. Within NEPOOL, transmission service over PTF is governed by the NEPOOL OATT, which is administered by ISO-NE.(77) ISO-NE has operational control of all New England utilities' PTF, including CMP's PTF. The provision of open access transmission service over these facilities is provided under the terms of the Restated NEPOOL Agreement and the NEPOOL Open Access Transmission Tariff ("OATT"). The NEPOOL OATT provides for Regional Network Service, Internal Point to Point Service, and service through and exports from NEPOOL ("Through and Out Service") at non-pancaked rates.

     9. Under the NEPOOL OATT, New England load pays for Regional Network Service over PTF. As a result, generators, power marketers, and other power suppliers do not pay for transmission service to serve load in New England, unless they purchase Internal Point to Point Service. The NEPOOL OATT provides for zonal rates for Regional Network Service and Internal Point to Point

______________________
76   New  England  Power  Pool,  79  FERC   61,374  (1997).

77   The  Restated NEPOOL Agreement and NEPOOL OATT became effective on March 1,
1997. ISO-NE took over management and administration of the NEPOOL PTF on July 1, 1998.

Service, which will ultimately be replaced with a system-wide, postage-stamp rate equal to the NEPOOL PTF Rate. Transmission service over the PTF of all NEPOOL member-utilities is subject to NEPOOL OATT charges only and not company specific charges. Through and Out Service (transmission service to wheel power through or export power out of NEPOOL to another control area, such as NYPP), is provided at the NEPOOL PTF Rate. The NEPOOL PTF Rate is a postage stamp rate; thus, a wheel from a generator anywhere on PTF to another control area, such as NYPP, is subject only to a single NEPOOL transmission charge under the NEPOOL OATT, irrespective of how many individual transmission systems are used. A New England power marketer or generator that desires to wheel power through or out of NEPOOL must arrange and pay for NEPOOL Through and Out Service.

     10. Central Maine administers transmission service over its non-PTF system under the terms of its Local OATT. This tariff provides for Local Network Service to network transmission customers connected to CMP's, non-PTF transmission system. The CMP Local OATT also provides for Local Point to Point Service to customers, such as generators, connected to CMP's non-PTF system. A generator, for example, could use Local Point to Point Service to transmit power from CMP's local network to the NEPOOL PTF. Thus, a generator located on CMP's local network that wishes to serve load in New England under NEPOOL Regional Network Service would pay only a CMP Local Point to Point Service rate, and New England load would pay for the Regional Network Service. If such a generator wishes to serve load in New York, it must pay for NEPOOL Through and Out Service, in addition to CMP Local Point to Point Service.

TRANSMISSION  SERVICES  WITHIN  NYPP  AND  NYSEG

     11. The NYISO is scheduled to become operational in October 1999.(78) Under the NYISO tariff, all transmission services, with the exception of certain grandfathered contracts, will be administered by the NYISO and offered under the terms of the NYISO OATT. Transmission service within the NYISO control area will be subject to a single zonal rate equal to the transmission service charge ("TSC") of the transmission owner on whose system the load withdraws the energy or on whose system the energy is wheeled out of or exported from the NYISO control area (the NYISO OATT equivalent of ISO-NE's Through and Out Service). Accordingly, wheels to loads within NYSEG's service territory will be subject to NYSEG's TSC. After the NYISO goes into operation, New York utilities will not offer any new transmission service under their individual OATTs. The NYISO will administer all transmission services across all eight transmission systems.

     12. Transmission service associated with exports of power from a generator in the NYISO control area out of the NYISO control area (Exports) or Wheels Through (transmission of energy from another control area, such as NEPOOL, through the NYISO control area to another control area, such as PJM(79)) will be subject to the non-pancaked TSC of each system at which the energy exits the NYISO control area. The NYISO will calculate "generator shift factors" to determine the megawatt flow that is transmitted on each of the transmission owners' facilities that comprise the interface with the control area to which the energy is exported. These distribution factors will be used in determining each utility's billing units for application of its TSC, but only one TSC shall apply to each MWH of Export or Wheel Through.

______________________
78 Currently, transmission service within NYPP is offered under the individual OATTs of the eight New York utilities. Thus, transmission service within or through NYSEG's service territory is governed by the NYSEG OATT and multiple transmission service charges apply for wheeling through multiple utility systems within NYPP.

79   The  Pennsylvania-New  Jersey-Maryland  Interconnection.

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
     13. While NYSEG owns some of the tie lines that comprise the NYISO-to-PJM interface, it does not own any of the tie lines that comprise the NYISO-to-NEPOOL interface. NYSEG will apply its TSC to Wheels Through and Exports to PJM in accordance with the shift factors. NYSEG will not apply its TSC to Wheels Through and Exports to NEPOOL because it does not own the lines comprising the interface between the NYISO control area and NEPOOL, and thus is not allocated a shift factor for use of these facilities. NYSEG will receive revenues for wheeling to loads located on or within its service territory.

NYSEG  AND  CMP  TRANSMISSION  CHARGES  POST-MERGER

     14. Following the merger, there will be only three types of transactions that, absent a tariff modification or change in billing procedures, could result in a charge under both CMP's Local OATT and the NYSEG TSC under the NYISO OATT: wheels from a generator on CMP's non-PTF System (a) to wholesale load on NYSEG's system, such as a municipal utility; (b) to a retail load within NYSEG's service territory; or (c) through NYSEG's system to a buyer or transmitter in PJM. In order to avoid that result, NYSEG and CMP commit that, upon approval of the merger, they will waive or reduce the otherwise applicable charges such that transmission customers in these three types of transactions will not have to pay more than the equivalent of one transmission service charge(80) to NYSEG and CMP for transmission.

     15. Without the CMP OATT protocol (described in Paragraph 17 below), a generator located on CMP's non-PTF system wheeling power to a load located on NYSEG's system or in NYSEG's service territory would have to pay both a CMP
Local Point to Point Service charge(81) and a NYSEG TSC pursuant to NYSEG's retail access tariff or the NYISO Tariff.

     16. Without a posted NYSEG TSC billing credit (described in Paragraph 18 below), a generator located on CMP's non-PTF system wheeling power through NYSEG to a buyer or transmitter in PJM may have to pay both CMP's Local Point to Point Service charge under the CMP OATT and the full NYSEG TSC under the NYISO OATT to the extent the NYISO determines that the transaction uses NYSEG's tie lines interconnecting the NYISO control area with PJM. The NYISO OATT permits such adjustments for Export and Wheel Through transactions. See Attachment H,
                                                               ---
Section  8.0  of  the  NYISO  OATT  on  file  with  the  Commission.

     17. CMP commits to adopt a protocol under CMP's Local OATT, to be effective upon consummation of the merger, to waive CMP's otherwise applicable Local Point to Point Service transmission service charge in the first two types of transactions described in Paragraph 14, above [(a) and (b)].

     18. For the third type of transaction described in Paragraph 14, above [(c)], NYSEG similarly commits to implement a TSC billing credit such that NYSEG will charge no more than its FERC-accepted or approved TSC less an amount equivalent to the applicable Local Point to Point Transmission Service charge under the CMP OATT.(82) If NYSEG does not bill TSC charges in excess of this

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80   As  discussed  in  this  affidavit, the "transmission service charge" under either the CMP OATT or the NYISO OATT does not include ancillary service charges, congestion charges or losses, the application of which will remain unchanged by the rate treatment discussed in this affidavit.

81   CMP's  Local  Point  to  Point  Service  rate  is  currently $2.87 per MWH.

82 NYSEG's TSC as filed in the NYISO Docket is $7.99 per MWH, subject to the outcome of the NYISO proceeding. The equivalent amount of the billing credit associated with the CMP OATT rate is currently $2.87 per MWH. NYSEG would issue a TSC credit on its TSC bills to be consistent with the hourly TSC ceiling described above.

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amount  as  described,  the customers will pay in the aggregate no more than the
NYSEG TSC or the equivalent of only a single system rate for use of both Central Maine's non-PTF system and NYSEG's system. The effect of this posted TSC billing credit is that transmission customers in such transactions will not be charged the equivalent of both CMP's Local OATT rate for Local Point to Point
Service  and  the  full  NYSEG  TSC.

     19. While the NYISO OATT contemplates a discount applicable to all customers delivering across a particular interconnection, the more specific application of a billing credit to only those customers that pay CMP Local Point to Point Transmission Service charges satisfies the Commission's policy in mergers. The billing credit places customers using both CMP's and NYSEG's systems, and subject to both companies' charges in the same position they would have realized had CMP waived its Local Point to Point Transmission Service charge and NYSEG charged its full TSC. This stated billing credit practice, which the Commission can approve as a condition of the merger authorization sought in this application, is not discretionary, thereby avoiding completely concerns that might otherwise arise in a discounting context. By proposing the equivalent of only one rate for use of both CMP's non-PTF system and NYSEG's system, through a combination of waiving the CMP Local OATT TSC in some transactions and a NYSEG TSC billing credit in others, the applicants will spread any revenue impacts and benefits associated with the rate treatment across both systems.

     20. In transactions from a generator on the NYSEG system or another control area, such as PJM, through NYSEG to a load on the CMP non-PTF system, there would be no duplicate NYSEG/CMP transmission charges. Under the NYISO OATT, the transmission owners at the point of withdrawal of the energy apply their TSCs. Accordingly, NYSEG would not collect a TSC for transactions out of NYISO control area to NEPOOL because NYSEG does not own any of the tie lines comprising the NYISO control area to NEPOOL interface. Similarly, NYSEG would not collect a TSC for transactions into NYISO control area from PJM. In these transactions, the only CMP/NYSEG transmission charge imposed would be CMP's charge under its Local OATT. Therefore, no tariff amendments or changes in billing practice are required.(83)

     21. The companies can achieve the proposed mechanisms for eliminating application of both a CMP OATT embedded cost transmission charge and a NYSEG TSC under the NYISO OATT through the CMP protocol under its Local OATT and NYSEG's billing credit protocol described above. Neither the NYISO OATT nor the NEPOOL OATT requires amendment to achieve this result. In this way, implementation of the rate treatment specified in this application is simplified.

SUMMARY  AND  CONCLUSIONS

     22. By the time the merger of Energy East and CMP Group is completed, NYSEG and CMP will have relinquished operational control of their transmission systems to their respective ISOs consistent with FERC-approved tariffs and agreements. Services over the intervening NEPOOL and NYISO transmission systems will be offered under the non-discriminatory terms of the NEPOOL OATT and the NYISO OATT. CMP and NYSEG commit to eliminate the potential effects of multiple transmission charges that would otherwise result from application of

______________________
83 While there are other transactions between or through the CMP and NYSEG transmission systems, no other transactions would be assessed both a NYSEG TSC and a transmission charge under the CMP Local OATT. For instance, a generator located on CMP's PTF system serving load in either NYSEG's service territory or in PJM would not pay a CMP Local OATT charge.

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CMP's  Local  OATT  and  the  NYSEG  TSC  under the NYISO OATT.  By lowering the otherwise applicable transaction costs, these proposed measures will encourage additional competitive economic transactions between the two companies' systems.

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